Exhibit 4.19

Execution Version

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED because IT IS BOTH (I) NOT MATERIAL AND (ii) IS THE TYPE OF INFORMATION THAT OPTHEA TREATS AS PRIVATE OR CONFIDENTIAL

Amended And Restated Development Funding Agreement

by and between

Opthea Limited

Ocelot SPV LP, as Collateral Agent,

and
The Investors From Time To Time Party Hereto

December 22, 2023

AMENDED AND RESTATED DEVELOPMENT FUNDING AGREEMENT

This Amended and Restated Development Funding Agreement (this “Agreement”), dated December 22, 2023 (the “Restatement Effective Date”), is by and among Opthea Limited ACN 006 340 567, a company incorporated under the laws of Victoria, Australia (“Opthea”), and the Persons party hereto as investors from time to time (collectively, the “Investors”) and Ocelot SPV LP, a Delaware limited partnership, as collateral agent and security trustee for the Investors (the “Collateral Agent”). Each of the Investors, Collateral Agent and Opthea may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Opthea and Ocelot SPV LP, a Delaware limited partnership are party to that certain Development Funding Agreement dated August 12, 2022 (as amended or modified prior to the Restatement Effective Date, the “Existing Agreement”, and the date of such agreement, the “Original Effective Date”) and wish to amend and restate the Existing Agreement as further set forth in this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the Parties under the Existing Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Agreement and re-evidence the obligations and liabilities of Opthea outstanding thereunder, which shall be payable in accordance with the terms hereof;

WHEREAS, it is also the intent of the Parties to confirm that all obligations under the Existing Agreement and “Transaction Agreements” (as referred to and defined in the Existing Agreement) shall continue in full force and effect as modified and/or restated hereby and that, from and after the Restatement Effective Date, all references to the “Agreement” contained in any such existing “Transaction Agreements” shall be deemed to refer to this Agreement; and

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

ARTICLE 1 DEFINITIONS
1.1
Defined Terms. Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:
1.1.1
“AAA” means the American Arbitration Association.
1.1.2
“Accounting Standards” means IFRS (unless and until Opthea adopts GAAP as the accounting principles for Opthea, after which time “Accounting Standards” shall mean GAAP), in each case consistently applied.

1.1.3
“AdComm Chairperson:” has the meaning ascribed to such term in Section 5.3.3.
1.1.4
“AdComm Representatives” has the meaning ascribed to such term in Section 5.3.1.
1.1.5
“Adverse Patent Impact” has the meaning ascribed to such term in Section 13.4.9.
1.1.6
“Advisory Committee” has the meaning ascribed to such term in Section 5.3.1.
1.1.7
“Affiliate” means with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of a Person, including, but not limited to, through ownership of more than fifty percent (50%) of the voting securities of such Person (or, in the case of a Person that is not a corporation, ownership of more than fifty percent (50%) of the corresponding interest for the election of the Person’s managing authority), and shall not include any private equity fund, venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. Notwithstanding the foregoing, with respect to [***]: (a) solely with respect to transfers by, or any other rights afforded to, [***] or any of its Affiliates, all references to “Affiliate” or “Affiliates” with respect to [***] shall include (i) [***] and any individual, corporation, partnership, firm, joint venture, investment fund, association, trust, unincorporated association or organization, governmental body or other entity, which controls, is controlled by or is under common control with, [***]; and (ii) government entities or instrumentalities of, or entities that are wholly-owned or controlled by [***] or any entities that are wholly-owned or controlled by any one or more of the foregoing; and (b) for all other purposes, references to “Affiliate” or “Affiliates” of [***] shall refer to [***] and legal entities which are majority-owned directly or indirectly by [***] and are managed on a day-to day-basis by [***].
1.1.8
“Agreement” has the meaning ascribed to such term in the Preamble.
1.1.9
“Alliance Manager” has the meaning ascribed to such term in Section 5.1.5.
1.1.10
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other U.S., Australian, or other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.1.11
“Appellate Rules” has the meaning ascribed to such term in Section 14.10.2.5.
1.1.12
“Applicable Law” means the applicable laws, statutes, rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory

Authorities) or stock exchange on which securities of Opthea are quoted for trading that may be in effect from time to time in any country or regulatory jurisdiction. For clarity, Applicable Laws will include the FFDCA, the Anti-Corruption Laws, and all laws, regulations, and guidelines applicable to the Product Clinical Trials, including GCP, GLP, GMP and ICH guidelines.
1.1.13
“Approval Buy-Out Option” has the meaning ascribed to such term in Section 6.7.1.
1.1.14
“Approval Buy-Out Payment” has the meaning ascribed to such term in Section 6.7.1.
1.1.15
“Approved CRO” has the meaning ascribed to such term in Section 2.5.1.
1.1.16
“Approved Vendor” has the meaning ascribed to such term in Section 2.5.2.
1.1.17
“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.
1.1.18
“Australian General Security Deed” means the general security deed in the form attached hereto as Exhibit M.
1.1.19
“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.
1.1.20
“Background Materials” has the meaning ascribed to it in Section 2.6.1.
1.1.21
“BLA” means a biologics license application, including a supplement to a biologics license application, submitted to FDA or similar application or supplemental application submitted to a Regulatory Authority outside of the U.S. for the purpose of obtaining Regulatory Approval to market and sell the Product.
1.1.22
“Board of Directors” means the board of directors of Opthea.
1.1.23
“Business Day” means a day that is not a Saturday or Sunday or day on which banks in New York, New York or Victoria, Australia are required or permitted by law to be closed. For the avoidance of doubt, with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.
1.1.24
“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the (a) the first Calendar Quarter will begin on the Original Effective Date and end on the last day of the Calendar Quarter in which the Original Effective Date falls, and (b) the final Calendar Quarter will end on the last day of the Term.

1.1.25
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, (a) the first Calendar Year will begin on the Original Effective Date and end on December 31 of the Calendar Year in which the Original Effective Date falls, and (b) the final Calendar Year will end on the last day of the Term.
1.1.26
“Cash Management Services” means treasury, depository, overdraft, cash pooling, netting, credit or debit card (including non-card electronic payables), credit card processing services, electronic funds transfer (including automated clearing house funds transfers) and other similar cash management arrangements.
1.1.27
“Cash Management Obligations” means obligations in respect of Cash Management Services.
1.1.28
“Change of Control” means (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of Opthea outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Opthea, other than any such transaction in which the holders of the outstanding voting securities of Opthea prior to such transaction own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such Third Party or the direct or indirect parent thereof immediately after such transaction; or (c) the sale or other transfer of all or substantially all of Opthea’s business or assets relating to the Product; provided that an Excluded Licensing Transaction or other Out-License that is approved by the Required Investors pursuant to Section 7.3.4 shall not, absent meeting the criteria described in this Section 1.1.28(c), constitute a Change of Control.
1.1.29
“Change of Control Payment” has the meaning ascribed to such term in Section 6.7.3.
1.1.30
“Claim” means any claim, demand, suit or cause of action.
1.1.31
“Clinical Hold” means, in the U.S., an order issued by FDA to the sponsor of a Clinical Trial to delay or suspend, in full or in part, an ongoing Clinical Trial, as set forth in 21 U.S.C. §312.42, or outside of the U.S., the foreign equivalent thereof issued by the applicable Regulatory Authority.
1.1.32
“Clinical Investigator” means the principal investigator and/or any sub-investigator at each Site.
1.1.33
“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial, as may be conducted in combination, or any supplemental clinical trial (including a bridging study or a post-approval clinical study) required for the purpose of obtaining Regulatory Approval.

1.1.34
“Clinical Trial Activity” has the meaning ascribed to such term in Section 2.4.1.
1.1.35
“Clinical Trial Agreement” has the meaning ascribed to such term in Section 3.1.2.
1.1.36
“Clinical Trials Database” has the meaning ascribed to such term in Section 3.1.3.2.
1.1.37
“CMC” means chemistry, manufacturing and controls.
1.1.38
“CMC Information” means the CMC information intended or required for the submission of an IND or BLA.
1.1.39
“CMO” means contract manufacturing organization or contract development and manufacturing organization.
1.1.40
“COAST Protocol” has the meaning ascribed to such term in Section 2.2.1.
1.1.41
“COAST Trial” means the Phase 3 Clinical Trial entitled “OPT-302 With Aflibercept in Neovascular Age-related Macular Degeneration (nAMD) (COAST)” with identifier NCT04757636.
1.1.42
“Collateral” has the meaning ascribed to such term in Section 7.1.
1.1.43
“Collateral Agent” has the meaning ascribed to such term in the Preamble.
1.1.44
“Combination Product” means a product that includes or incorporates the Product with one (1) or more other active ingredient or other products and is either co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment.
1.1.45
“Commercial Updates” means a summary of any material updates with respect to Opthea’s and any Commercialization Partner’s Commercialization activities, which may be comprised of materials provided by Opthea to the Board of Directors and senior management.
1.1.46
“Commercialization,” “Commercializing” or “Commercialize” means the commercial manufacture, marketing, promotion, sale or distribution of the Product. For clarity, Commercialization excludes all activities associated with development and seeking Regulatory Approval for a Product.
1.1.47
“Commercialization License” means any Out-License under which Opthea or any of its Affiliates grants a license to a Third Party to Commercialize the Product (any such Third Party, a “Commercialization Partner”).
1.1.48
“Commercialization Partner” has the meaning ascribed to such term in the definition of “Commercialization License”.

1.1.49
“Commercially Reasonable Efforts” means [***].
1.1.50
“Commitment” means, for any Investor, the aggregate amount of fixed payments that such Investor is obligated to pay to Opthea in accordance with Section 4.2 of this Agreement. “Commitments” means the aggregate amount of such commitments of all Investors.
1.1.51
“Commitment Percentage” means, as to any Investor at any time, the percentage (expressed as a decimal, rounded to the fourth decimal place) of the Commitments represented by such Investor’s Commitment at such time.
1.1.52
“Competitor” means [***].
1.1.53
“Completion Date” means, with respect to a particular Clinical Trial, the earlier of (a) the date of final database lock for such Clinical Trial and (b) the date such Clinical Trial or this Agreement is terminated.
1.1.54
“Confidential Information” of a Party means all information and materials provided or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, such Party or its Representatives to any other Party or its Representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions. In addition, the terms and conditions of this Agreement will be deemed to be Confidential Information of each Investor and of Opthea.
1.1.55
“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, letter of credit or other debt obligation of another Person, in each case, directly or indirectly guaranteed, endorsed or co-made by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
1.1.56
“Control” or “Controlled” means (a) with respect to Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses or other rights thereunder and (b) with respect to materials and documents, a Party’s ability to provide, or provide access to, such materials or documents, each without violating any contractual obligations to a Third Party. For clarity, if a Party only can grant a license or sublicense or provide rights or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights or access.

1.1.57
“Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.
1.1.58
“CRO” means contract research organization.
1.1.59
“CSR” means, with respect to each Product Clinical Trial, a clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from such Clinical Trial and prepared for incorporation into submissions seeking Regulatory Approval for the Product, and includes all statistical analyses of such data per the statistical analysis plan.
1.1.60
“Data Read-Out” means, with respect to a Product Clinical Trial, the date that the tables, figures, and listings for such Product Clinical Trial are provided to Opthea.
1.1.61
“Data Room” means that certain electronic data room established by Opthea via ShareVault and to which Ocelot SPV LP and its advisors were granted access prior to the Original Effective Date.
1.1.62
“Defaulting Investor” [***].
1.1.63
“Deposit Account Control Agreement” has the meaning ascribed to such term in the definition of “Development Costs Account”.
1.1.64
“Develop,” “Developing,” “Developed” or “Development” means all clinical research and development activities conducted after filing an IND, including toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting Clinical Trials, regulatory affairs, and obtaining and maintaining Regulatory Approval.
1.1.65
“Development Costs” means all internal and external costs incurred or paid by Opthea in connection with or relating to the Development Program or Commercializing the Product.
1.1.66
“Development Costs Account” means a segregated deposit account with Citibank, N.A., subject to a deposit account control agreement between Citibank, N.A., Opthea and the Collateral Agent in the form attached hereto as Exhibit A (the “Deposit Account Control Agreement”), and any successor segregated deposit account established in accordance with Section 7.4.1.
1.1.67
“Development Plan” means a written plan for the Development Program, the initial version of which is attached hereto as Exhibit B, and which will be subject to amendment from time to time during the Development Term.
1.1.68
“Development Program” means a CMC, clinical and regulatory development program to be undertaken by Opthea to develop the Product for the Indication, carry out Clinical Trials therefor, and seek Regulatory Approval for the Product for the Indication.

1.1.69
“Development Term” means the period commencing on the Original Effective Date and ending on the earlier of (a) the receipt of Regulatory Approval for the Product in the Indication in the United States, and (b) the date on which all efforts in pursuit of Regulatory Approval of the Product have been concluded or terminated.
1.1.70
“Disclosing Party” has the meaning ascribed to such term in Section 9.1.
1.1.71
“Dispose” has the meaning ascribed to such term in Section 7.3.4. “Disposition” shall have a corollary meaning.
1.1.72
“Dispute” has the meaning ascribed to such term in Section 14.10.
1.1.73
“Eligible Foreign Subsidiary” means any foreign Subsidiary whose pledge of shares would not reasonably be expected to result in a material adverse tax consequence to Opthea.
1.1.74
“EMA” means the European Medicines Agency and any successor agency thereto in the EU having substantially the same function.
1.1.75
“Escalation Designees” means the designees of each of Opthea and Ocelot SPV LP identified on Exhibit C.
1.1.76
“EU” means the European Union or any successor union of European states thereto having a substantially similar function. For purposes of this Agreement, EU shall include the United Kingdom, unless the context otherwise requires.
1.1.77
“Event of Default” means (a) the failure by Opthea to make any payment to an Investor under this Agreement when due, which failure shall continue for more than thirty (30) days following the date such payment is due, (b) commencement by or against Opthea of any bankruptcy or insolvency proceeding (including administration or receivership) and, with respect to involuntary bankruptcy or insolvency proceedings (including administration or receivership), such has continued without dismissal or stay for a period of forty-five (45) days or an order granting the relief requested in such case or proceeding is entered, or (c) the occurrence and continuation of a termination event set forth in Sections 13.4.2, Section 13.4.3, Section 13.4.6, or Section 13.5.
1.1.78
“Excluded Account” means (a) escrow accounts and trust accounts; (b) payroll accounts; (c) accounts used for payroll taxes and/or withheld income taxes; (d) accounts used for employee wage and benefit payments; (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens; (f) custodial accounts; (g) zero balance accounts; and (h) accounts established and used solely for Cash Management Services to the extent a Lien thereon is prohibited by the applicable agreement governing such accounts, in each case, to the extent exclusively used for such purpose.
1.1.79
“Excluded IP” has the meaning ascribed to it in Section 7.1.3.
1.1.80
“Excluded Licensing Transaction” means, collectively:

(a) any Out-License under which Opthea or any of its Affiliates grants an exclusive license or sublicense to a Third Party to Develop the Product in all or a portion of the world outside of the U.S.;

(b) any Commercialization License under which Opthea or any of its Affiliates grants an exclusive license or sublicense to a Third Party to Commercialize the Product in all or a portion of the world solely outside of the U.S.;

(c) any Out-License under which Opthea or any of its Affiliates grants a Third Party contract testing organization, contract development organization, contract research organization and/or contract manufacturing organization a license or sublicense to Develop or commercially manufacture the Product on behalf of Opthea or its Affiliates, without any license or sublicense to engage in any Commercialization activities with respect to the Product;

(d) any Out-License under which Opthea or any of its Affiliates grants a Third Party wholesaler, distributor or distribution logistics services provider, a license or sublicense to distribute the Product (and/or conduct other typical distribution activities) on behalf of Opthea or its Affiliates, without any license or sublicense to engage in any other Development or Commercialization activities with respect to the Product;

(e) any Out-License of Excluded IP; and

(f) any Out-Licenses solely between or among Opthea and its Subsidiaries.

1.1.81
“Existing Contract Manufacturing Agreement” has the meaning ascribed to it in Section 12.2.3.
1.1.82
“Existing In-License” has the meaning ascribed to it in Section 12.2.11.8.
1.1.83
“FATCA” means (a) Sections 1471 to 1474 of the Code (or any amendment or successor thereto), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code; (b) any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or interpretation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law, regulation or other guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
1.1.84
“FATCA Deduction” means a deduction or withholding from a payment under this Agreement required by FATCA.
1.1.85
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.

1.1.86
“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, requirements and guidance promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto).
1.1.87
“Financial Statements” has the meaning ascribed to such term in Section 3.8.3.
1.1.88
“First Commercial Sale” means, the first sale for use or consumption by the general public of the Product after Regulatory Approval of the Product has been granted. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales,” “compassionate use sales” and any sale or other distribution for use in a Product Clinical Trial.
1.1.89
“Fixed Return Cap” means Six Hundred and Eighty Million U.S. Dollars ($680,000,000).
1.1.90
“Fixed Success Payments” has the meaning ascribed to such term in Section 6.1.1.
1.1.91
“Force Majeure Event” means military action or war (whether or not declared), terrorism, riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, pandemics (other than the current COVID-19 pandemic or any government response thereto), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, or other natural disasters or weather conditions.
1.1.92
“GAAP” means generally accepted accounting principles in the U.S., as consistently applied by the applicable Party.
1.1.93
“General Buy-Out Notice” has the meaning ascribed to such term in Section 6.7.2.
1.1.94
“General Buy-Out Option” has the meaning ascribed to such term in Section 6.7.2.
1.1.95
“General Buy-Out Payment” has the meaning ascribed to such term in Section 6.7.2.
1.1.96
“Going Concern Notice” has the meaning ascribed to such term in Section 3.8.3.
1.1.97
“Going Concern Funding” has the meaning ascribed to such term in Section 3.8.3.
1.1.98
“Good Clinical Practices” or “GCP” means all applicable requirements, standards, practices, and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials including (i) FDA’s good clinical practice requirements under the FFDCA and 21 CFR Parts 11, 50, 54, 56, and 312, (ii) all requirements referred to in EudraLex Volume 10 (Guidelines for Clinical Trials) as well as all corresponding Applicable Laws implemented by relevant EU member states, (iii) ICH guidance for Good Clinical Practice, and (iv) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.99
“Good Laboratory Practices” or “GLP” means all applicable requirements, standards, practices, and procedures for conducting non-clinical laboratory studies, including (i) FDA’s good laboratory practice requirements under the FFDCA and 21 CFR Part 58, (ii) the United States Animal Welfare Act, (iii) ICH Guidance on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guidance on Safety Pharmacology Studies for Human Pharmaceuticals, (iv) EU Applicable Laws related to research and related uses of animals within any EU member state, including Directive 2010/63, and (v) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.100
“Good Manufacturing Practices” or “GMP” means all applicable requirements, standards, practices, and procedures for the manufacture and testing of pharmaceutical materials including, (a) FDA’s current good manufacturing practices requirements under the FFDCA and 21 CFR Parts 210 and 211; (b) all requirements referred to in EudraLex Volume 4 (Guidelines for Good Manufacturing Practice), as well as all corresponding Applicable Laws implemented by relevant EU member states; (c) ICH Guidance on Good Manufacturing Practice for Active Pharmaceutical Ingredients; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.101
“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.
1.1.102
“Guaranty” means the Amended and Restated Continuing Guaranty between the Investors, Collateral Agent and each of the Guarantors (as defined therein), dated as of the date hereof, in the form attached hereto as Exhibit N.
1.1.103
“Health Laws” means any law of any Governmental Authority (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, testing, manufacturing processing, storage, labeling, sale, marketing, advertising, and distribution and importation and exportation of these products, including laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FFDCA, and the Public Health Service Act, as amended, in each case including the associated rules, regulations, requirements and guidance promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto) and all of their foreign equivalents.
1.1.104
“ICDR” means the International Centre for Dispute Resolution.

1.1.105
“ICH” means the International Council for Harmonization.
1.1.106
“IDMC” means the independent data monitoring committee for a Product Clinical Trial.
1.1.107
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
1.1.108
“In-License” means any license, settlement agreement or other agreement between Opthea or any of its Affiliates and any Third Party pursuant to which Opthea or any of its Affiliates obtains a license or a covenant not to sue to any Patents or other intellectual property rights of such Third Party that is or was necessary for or material to the research, Development, manufacture, use or Commercialization of the Product.
1.1.109
“IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.1.110
“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (excluding any trade accounts incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as in effect on the date of this Agreement, but it being agreed that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to adoption of changes described by ASC Topic 842 shall continue to be accounted for as operating leases (and not be treated as or to be recharacterized as capital lease obligations)), and (d) Contingent Obligations.
1.1.111
“Indemnified Party” has the meaning ascribed to such term in Section 11.2.1.
1.1.112
“Indemnifying Party” has the meaning ascribed to such term in Section 11.2.1.
1.1.113
“Indication” means the treatment of wet (neovascular) age-related macular degeneration, or, in the case of a change to the Indication approved by the JSC in accordance with the terms of this Agreement, such other indication.
1.1.114
“Information” means technical or scientific know-how, trade secrets, methods, processes, formulae, designs, specifications and data, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical, safety, manufacturing and quality control data and assays; in each case, whether or not confidential, proprietary, patented or patentable.

1.1.115
“Intellectual Property” means all intellectual property and intellectual property rights of any kind or nature throughout the world, including all U.S. and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.
1.1.116
“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement between Opthea and Collateral Agent dated as of the Original Effective Date, in the form attached hereto as Exhibit D.
1.1.117
“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
1.1.118
“Investors” has the meaning ascribed to such term in the Preamble.
1.1.119
“Investors Board Observers” has the meaning ascribed to such term in Section 5.6.
1.1.120
“Investor Indemnified Parties” has the meaning ascribed to such term in Section 11.1.2.
1.1.121
“Investor LPs” means any direct or indirect beneficial owners of an Investor.
1.1.122
“Investor Payment” means a Success Payment, Approval Buy-out Payment, General Buy-out Payment, Change of Control Payment, Variable Success Payment, or any other payment made by Opthea to the Investors pursuant to the terms of this Agreement.
1.1.123
“Investor Remedy Expenses” means, with respect to each Investor and the Collateral Agent, all of such Party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) in connection with exercising the rights and remedies under Section 7.2 of this Agreement.
1.1.124
“Investor Security Interests” has the meaning ascribed to such term in Section 7.1.2.
1.1.125
“IRB” means institutional review board, or its equivalent.
1.1.126
“IRC” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.
1.1.127
“JSC” has the meaning ascribed to such term in Section 5.1.1.

1.1.128
“JSC Chairperson” has the meaning ascribed to such term in Section 5.1.2.
1.1.129
“JSC Representative(s)” has the meaning ascribed to such term in Section 5.1.1.
1.1.130
“Knowledge of Opthea” means the actual knowledge, after due inquiry, of the Company’s Chief Executive Officer, Chief Innovation Officer, Chief Financial Officer, Chief Commercial Officer and Vice President Finance (and, if one is then appointed, Chief Medical Officer).
1.1.131
“Launch” means Launch Therapeutics, Inc.
1.1.132
[***]
1.1.133
“Lien” means a mortgage, deed of trust, levy, charge, pledge, hypothecation, collateral, assignment, deposit arrangement, lien (statutory or otherwise), or preference, priority or other security interest (including any security interest arising under Section 12(1) or 12(2) of the Australian PPSA), preferential arrangement in the nature of a security interest or other encumbrance of any kind or nature whatsoever (including any restriction on use, transfer or exercise of any other attribute of ownership of any kind) in the nature of a security interest, whether voluntarily incurred or arising by operation of law or otherwise against any property (including any conditional sale and any financing lease having substantially the same economic effect as any of the foregoing); provided that, for the avoidance of doubt, neither non-exclusive licenses nor customary anti-assignment provisions shall be deemed to be a “Lien”.
1.1.134
“Losses” means reasonable liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees).
1.1.135
“Major Market Countries” means, collectively, [***] (each, a “Major Market Country”).
1.1.136
“Material Adverse Event” means (a) a material adverse effect on the business, operations, prospects or financial condition of Opthea, (b) a material adverse effect on the timing or prospect of payment of the Fixed Success Payments by Opthea, (c) a material adverse effect on the Development of the Product or prospects for Regulatory Approval of the Product for the Indication, (d) a material adverse effect, when considered, individually or in the aggregate, on (i) the legality, validity or enforceability of any of the Transaction Agreements or (ii) the rights of Investors under, or the right or ability of Opthea to perform its obligations under, any of the Transaction Agreements or (e) an adverse effect in any material respect on the timing, value, amount or duration of the Variable Success Payments; provided however, that none of the following will constitute, or will be considered in determining whether there has occurred, a Material Adverse Event, except to the extent such changes have had a disproportionate effect on Opthea relative to other participants of Opthea’s size in the industries in which Opthea operates: (x) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (y) economic changes in the pharmaceutical or biotechnology industries in general; or (z) any Force Majeure Event; [***].

1.1.137
“Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on any of the other Parties or its Affiliate because of its relationship with such Party.
1.1.138
“Maximum Development Costs” has the meaning ascribed to such term in Section 4.1.
1.1.139
“MHRA” means the Medicines and Healthcare products Regulatory Agency.
1.1.140
“Minimum Cash Make-Whole” has the meaning ascribed to such term in Section 4.5.3.
1.1.141
“Minimum Cash Make-Whole Funding” has the meaning ascribed to such term in Section 4.5.3.
1.1.142
“Minimum Cash Threshold” has the meaning ascribed to such term in Section 4.5.3.
1.1.143
“Multiplier on Invested Capital” or “MoIC” means 4x.
1.1.144
“Net Sales” means [***].
1.1.145
“Non-Defaulting Investor” is any Investor that is not a Defaulting Investor.
1.1.146
“Opthea” has the meaning ascribed to such term in the Preamble.
1.1.147
“Opthea Indemnified Parties” has the meaning ascribed to such term in Section 11.1.1.
1.1.148
“Opthea Obligations” means all indebtedness, liabilities and other obligations of Opthea, or any Subsidiary of Opthea party to a Transaction Agreement, to Investors under or in connection with this Agreement or a Transaction Agreement and other documents executed in connection herewith, including all amounts payable to Investors pursuant to Article 6 hereof, any amounts payable to Investors pursuant to the Guaranty, and any and all damages resulting from breach of this Agreement or a Transaction Agreement by Opthea or any Subsidiary of Opthea, all interest accrued thereon, all fees and all other amounts payable by Opthea to Investors thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against Opthea of any bankruptcy or insolvency proceeding.
1.1.149
“Original Effective Date” means August 12, 2022.
1.1.150
“Out-License” means any license, sublicense or other agreement between Opthea or any of its Affiliates and any Third Party pursuant to which Opthea or any of its

Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property.
1.1.151
“Party” or “Parties” has the meaning ascribed to such term in the Preamble.
1.1.152
“Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.
1.1.153
“Permitted Disposition” means (a) any Permitted Lien, (b) any Excluded Licensing Transaction, (c) a Disposition of inventory or goods held for sale in the ordinary course of business; (d) a Disposition of surplus, obsolete, damaged or worn-out assets, property or equipment in the ordinary course of business (including the abandonment of Intellectual Property consistent with past practice and to the extent not otherwise prohibited hereunder), whether in whole and on a country-by-country basis, that is, in the reasonable judgment of Opthea, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of Opthea; (e) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (f) Disposition of Regulatory Approvals to any wholly-owned Subsidiary or, with respect to any jurisdiction outside the United States, licensees for the purposes of Commercialization of the Product in such jurisdiction, and (g) Dispositions among Opthea and its Subsidiaries to the extent constituting an Investment permitted under Section 7.3.4.
1.1.154
“Permitted Equity Derivative” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the equity interests of Opthea (or any direct or indirect public parent thereof) provided that the entry into such Permitted Equity Derivative is permitted pursuant to Section 7.3.3 and such Permitted Equity Derivative qualifies for equity accounting treatment under GAAP as if GAAP were applicable.
1.1.155
“Permitted Indebtedness” means (a) Opthea Obligations, (b) unsecured Indebtedness, (c) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (d) letters of credit issued for the payment of purchase obligations for equipment, materials and inventory, the payment of equipment and/or the payment of real estate lease and other commercial obligations (other than Indebtedness for borrowed money) (including cash collateral and deposits in connection therewith); (e) Indebtedness existing on the Original Effective Date and set forth on Schedule 1.1.150; (f) (i) Indebtedness consisting of capital leases and purchase money financing obligations, in each case incurred by Opthea or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person within 180 days of such acquisition, repair, improvement or construction, (ii) obligations in respect of swaps, forwards, futures or derivatives transactions, options or similar agreements in the ordinary course to hedge or mitigate risk and not for speculative purposes; and (iii) [***]; (g) Indebtedness relating to insurance premium financing arrangements in the ordinary course; and (h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, modified, amended or restated (plus unpaid accrued interest and premium (including tender premium) thereon, any original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such extension, refinancing, modification, amendment or restatement.
1.1.156
“Permitted Liens” means (a) any Excluded Licensing Transactions and any Out-License entered into by Opthea or any of its Affiliates after the Original Effective Date that is approved by the Required Investors pursuant to Section 7.3.4; (b) Liens existing on the Original Effective Date and set forth on Schedule 1.1.151; (c) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and, in each case, for which Opthea or the applicable Subsidiary maintains adequate reserves on its books and records; (d) Liens securing capital leases and purchase money financings constituting Permitted Indebtedness, provided that such Liens do not extend to any property of Opthea other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness; (e) leases and subleases granted in the ordinary course of business that do not materially interfere with the business of Opthea and its Subsidiaries; (f) interests of lessors and licensors under leases and licenses to Opthea or any Subsidiary of real property and personal property; (g) Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (h) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like statutory obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (i) Liens in favor of custom and revenue authorities arising in the ordinary course of business as a matter of law to secure the payment of custom duties in connection with the importation of goods provided such Liens are restricted to the goods being imported and documents relating thereto; (j) Liens arising from attachments or judgments, orders, or decrees occurring after the Original Effective Date under circumstances not constituting a termination event under Article 13; (k) Liens on, and deposits of cash and cash equivalents securing bids, contracts, letters of credit constituting Permitted Indebtedness, banker’s acceptances and other similar obligations; (l) licenses and sublicenses granted in favor of Opthea or any Subsidiary; (m) Liens on property or equity interests of another Person existing at the time such other Person becomes a Subsidiary or is merged with or into or consolidated with Opthea or any Subsidiary, provided that such Liens (i) were in existence prior to such merger or consolidation and are not incurred in contemplation thereof and (ii) do not extend to any other property owned by Opthea (other than proceeds thereof and accessions thereto); (n) Liens on property (including equity interests) existing at the time of acquisition of such property by Opthea or any Subsidiary, provided that such Liens (i) were in existence prior to such acquisition and not incurred in contemplation of such acquisition and (ii) do not extend to any other property owned by Opthea (o) Liens granted in replacement of or substitute for, or to secure any refinancing (or successive refinancings), as a whole or in part, of any Indebtedness or other obligation secured by, a Lien referred to in the foregoing clauses (m) or (n), provided that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); (p) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings and other liabilities to insurance carriers; (q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (r) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Opthea or its Subsidiaries in the ordinary course of business; (s) (i) customary Liens incurred to secure Cash Management Obligations, and (ii) Liens in favor of financial institutions arising as a matter of law or under customary contractual provisions encumbering deposits or other funds held at such institutions solely as a result of Opthea’s or its Subsidiaries’ maintaining deposit accounts and/or securities accounts at such institutions; (t) any encumbrance or restriction (including put and call arrangements) with respect to equity interests of any joint venture, minority investment or similar arrangement pursuant to any joint venture, shareholders, investor rights or similar agreement; (u) Liens to secure contractual payments (contingent or otherwise) payable by Opthea or its Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other assets, in an amount not to exceed, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000); (v) escrows and deposits (and Liens thereon) in connection with an acquisition, Disposition or Investment, (w) Liens constituting an option or agreement to Dispose any property; provided that such Disposition is not prohibited hereby; (x) Liens in favor of wholesalers, distributors and distribution logistics providers granted in the ordinary course of business, (y) any Liens in the nature of a “back-up security interest” on accounts receivables, payment intangibles, royalties and related assets sold in connection with any royalty or revenue interest sale, financing transaction or other Permitted Disposition, and (z) other Liens securing liabilities in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).
1.1.157
“Permitted Third Party” means any CRO, Site, Clinical Investigator or Vendor (including Approved CROs and Approved Vendors) to whom Opthea has delegated responsibility or whom Opthea has engaged in connection with the Clinical Trial Activities or any CMO whom Opthea has engaged to perform CMC related activities (including supply of Product for use in the Product Clinical Trials). For clarity, Third Parties that have been delegated responsibility by or engaged by a Permitted Third Party will be considered Permitted Third Parties.
1.1.158
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
1.1.159
“Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to Clinical Trial subjects (including key-coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in a Clinical Trial, and any equivalent definition in the Applicable Laws to the extent that such definition is broader than that provided here.
1.1.160
“Phase 1 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.

1.1.161
“Phase 2 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.
1.1.162
“Phase 3 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(c) (as amended from time to time), or, with respect to a jurisdiction other than the U.S., a similar clinical trial, which clinical trial is intended to generate sufficient data and results (together with data from any prior clinical trials conducted for the applicable product) to support the filing of a BLA for such product.
1.1.163
“Phase 3 Success Criteria” means following topline data read out from the ShORe Trial or the COAST Trial, that the results of the ShORe Trial and the COAST Trial meet the primary endpoints set forth in the ShORe Protocol and the COAST Protocol and constitute clinically meaningful results sufficient to support the decision to submit an application for Regulatory Approval for the Product for the Indication.
1.1.164
“Pro Rata Share” is, as of any date of determination, with respect to each Investor, a percentage (expressed as a decimal, rounded to the fourth decimal place) determined by dividing the sum of (a) such Investor’s Commitment, (b) any Going Concern Funding paid by such Investor pursuant to Section 3.8.3 of this Agreement at such time (if applicable), and (c) any Minimum Cash Make-Whole Funding paid by such Investor pursuant to Section 4.5.3 of this Agreement at such time (if applicable) by the sum of (i) the aggregate amount of all Commitments of all Investors, (ii) the Going Concern Funding paid by all Investors pursuant to Section 3.8.3 of this Agreement at such time (if applicable), and (iii) the Minimum Cash Make-Whole Funding paid by all Investors pursuant to Section 4.5.3 of this Agreement at such time (if applicable).
1.1.165
“Product” means OPT-302, a VEGF-C/D inhibitor, which, as of the Original Effective Date, is being Developed by Opthea for the Indication, as further described on Exhibit E hereto, in any form, formulation, dose or dosage form, including any salt thereof, under any brand name or as a generic product.
1.1.166
“Product Clinical Trial” means a Clinical Trial for the Product that is included in the Development Program. For clarity, “Product Clinical Trial” includes the ShORe Trial and the COAST Trial.
1.1.167
“Product IP” means all Intellectual Property owned or Controlled by Opthea or its Affiliates that is necessary or useful for the Development, manufacture, use, Commercialization, import, or export of the Product, including Trial Inventions.
1.1.168
“Product Patents” has the meaning ascribed to such term in Section 12.2.11.4.
1.1.169
“Prohibited Investments” means (a) Investments in securities of privately held companies or capital contributions to any other Person; (b) Investments in or purchases of any real property (excluding real property to be occupied or used by Opthea or its Subsidiaries), commercial or residential mortgages, or mortgage-backed securities; (c) Investments in auction rate securities, corporate high yield bonds (i.e. less than BBB quality), precious metals, derivatives including margin trades, options, futures, options on futures, short sales, forward contracts, swaps, repurchase agreements and reverse repurchase agreements (other than swaps, forwards, futures or derivatives transactions, options or similar agreements entered into to hedge or mitigate commercial risk and other than Permitted Equity Derivatives); and (d) Investments that are inappropriate or unusual for a biopharmaceutical company that is similarly situated to Opthea; provided that the following shall not be a Prohibited Investment: (i) Investments existing on the Original Effective Date and set forth on Schedule 1.1.163; (ii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Opthea’s business; (iii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; (iv) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers, or directors relating to the purchase of capital stock of Opthea’s pursuant to employee stock purchase plans or other similar agreements approved by the Board of Directors; (v) Investments consisting of travel advances, employee relocation loans, and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $250,000 in any fiscal year or $500,000 outstanding at any point in time during the term hereof; (vi) [reserved]; (vii) [***]; and (viii) Investments by Opthea in any Subsidiary of Opthea so long as such Subsidiary of Opthea has executed and delivered, in each case, in form and substance satisfactory to Investors, a joinder agreement pursuant to which such Subsidiary will become a party to this Agreement and grant Investors a security interest in the cash, cash equivalents and other assets of such formed Subsidiary that would constitute Collateral) and (y) such other documentation, certificates, [***] and instruments requested by Investors that are necessary or desirable to perfect the security interest granted by such Subsidiary in its assets or otherwise effect the purposes or intent of this Agreement in each case of (x) and (y), subject to Section 7.4.1(b).
1.1.170
“Proposed Discount Rate” has the meaning ascribed to such term in Section 6.7.2.
1.1.171
“Protocol” means, with respect to a Product Clinical Trial, the documentation describing the objective, design, methodology, statistical considerations and organization of such Product Clinical Trial. For clarity, “Protocol” includes the ShORe Protocol, including any amendments thereto that are made in accordance with this Agreement, and the COAST Protocol, including any amendments thereto that are made in accordance with this Agreement.
1.1.172
“[***] Business Day” means any day other than a Friday, Saturday or one on which banks are authorized or required by law to be closed in [***].
1.1.173
“Quarterly Report” has the meaning ascribed to such term in Section 6.2.2.
1.1.174
“Receiving Party” has the meaning ascribed to such term in Section 9.1.

1.1.175
“Regulatory Approval” means the receipt by Opthea of the conditional, full, or accelerated approval of a BLA for the Product in the Indication: (a) by the FDA in the U.S.; (b) by the EMA in the EU; or (c) by the MHRA in the United Kingdom. For clarity, “Regulatory Approval” excludes any pricing or reimbursement approval that may be necessary or useful for marketing or sale of the Product in any country or regulatory jurisdiction.
1.1.176
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in authorizing an IND to initiate or conduct clinical testing in humans or involved in granting Regulatory Approval, including FDA, EMA, and MHRA.
1.1.177
“Related Party” has the meaning ascribed to such term in the definition of “Net Sales”.
1.1.178
“Release Date” has the meaning ascribed to such term in Section 13.6.
1.1.179
“Repayment Amount” means the aggregate amount of Development Costs paid by the Investor to Opthea in accordance with Article 4.
1.1.180
“Representatives” means, with respect to a Party, such Party’s Affiliates, and its and their respective officers, directors, employees, agents, representatives, consultants, and, as applicable, its Permitted Third Parties engaged in connection with the subject matter of this Agreement.
1.1.181
“Required Investors” [***].
1.1.182
“Research Results” means all Information arising out of or resulting from the Product Clinical Trials and the CMC activities contemplated by the Development Program, including the Clinical Trials Database.
1.1.183
“Restatement Effective Date” has the meaning ascribed to such term in the Preamble.
1.1.184
“ROFO Notice” has the meaning ascribed to such term in Section 6.8.2.
1.1.185
“ROFO Offer” has the meaning ascribed to such term in Section 6.8.2.
1.1.186
“ShORe Protocol” has the meaning ascribed to such term in Section 2.2.1.
1.1.187
“ShORe Trial” means the Phase 3 Clinical Trial entitled “OPT-302 With Ranibizumab in Neovascular Age-related Macular Degeneration (nAMD) (ShORe)” with identifier NCT04757610.

1.1.188
“Serious Safety Issue” means any SUSAR, or any dose-limiting toxicity, or series of SUSARs directly related to or caused by the administration of the Product in the conduct of a Product Clinical Trial where such SUSAR, series of SUSARs, or toxicity substantially diminishes the probability of receiving Regulatory Approval for the Product, or results in a Regulatory Authority imposing a Clinical Hold on further development of the Product which Clinical Hold is not lifted or removed within [***] days.
1.1.189
“Site” has the meaning ascribed to such term in Section 3.1.2.
1.1.190
“Subjects” means subjects in Product Clinical Trials.
1.1.191
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Opthea owns or controls 50% or more of the outstanding voting securities and any ‘subsidiary’ of Opthea within the meaning of Part 1.2 Division 6 of the Australian Corporations Act.
1.1.192
“Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.1.
1.1.193
“Success Payments” has the meaning ascribed to such term in Section 6.1.1.
1.1.194
“SUSAR” means a suspected unexpected serious adverse reaction, without regard to causality, that is life-threatening (i.e., causes an immediate risk of death) or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity (i.e., substantial disruption of the ability to conduct normal life functions); or a congenital anomaly or birth defect. For clarity, a planned medical or surgical procedure is not, in itself, a SUSAR.
1.1.195
“Tax” means any tax, levy, impost, duty or other charge or withholding in the nature of a tax (including any penalty, interest or other additional amounts payable in connection with any failure to pay or any delay in paying any of the same).
1.1.196
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment made pursuant to this Agreement.
1.1.197
“Term” has the meaning ascribed to such term in Section 13.1.
1.1.198
“Third Party” means any Person other than Opthea, Investors, Collateral Agent and their respective Affiliates.
1.1.199
“Third Party Claim” has the meaning ascribed to such term in Section 11.1.1.
1.1.200
“Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by Opthea that relates to this Agreement or the Product, including the Trial Inventions.

1.1.201
“Timeline” has the meaning ascribed to such term in Section 2.4.1.
1.1.202
“Timeline Remediation Plan” has the meaning ascribed to such term in Section 2.4.2.
1.1.203
“Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on the Product.
1.1.204
“Transaction Agreements” means, collectively, this Agreement, the Deposit Account Control Agreement, the Intellectual Property Security Agreement, the Australian General Security Deed, the Notes and the Guaranty.
1.1.205
“Trial Invention” has the meaning set forth in Section 10.1.1.3.
1.1.206
“Trial Protocols” means the ShORe Protocol and the COAST Protocol (each, a “Trial Protocol”).
1.1.207
“U.S.”, “United States” or “USA” means the United States of America, its territories and possessions, including Puerto Rico.
1.1.208
“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 will govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Investor Security Interest on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” will mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.
1.1.209
“UK” or “United Kingdom” means Great Britain and Northern Ireland.
1.1.210
“Variable Success Payment” means, for each Calendar Quarter, an amount equal to 7.0% of Net Sales during such Calendar Quarter.
1.1.211
“Withholding Tax” means Tax imposed under Division 11A of the Income Tax Assessment Act 1936 (Cth) (including any penalty, interest or other additional amounts payable in connection with any failure to pay or any delay in paying any of the same).
1.2
Construction. For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement; (5) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (6) words of the masculine, feminine or neuter gender will mean and include the correlative words of other genders; (7) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof, and include any annexes, exhibits and schedules attached thereto; (8) reference to any Applicable Law will include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; (9) references to any Person will be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any references to a Person in a particular capacity excludes such Person in other capacities; (10) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; (11) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day or [***] Business Day (as applicable), unless this Agreement otherwise provides, such payment will be made, such funds will be applied and such calculation will be made on the succeeding Business Day or [***] Business Day (as applicable), and payments will be adjusted accordingly; and (12) the following capitalized terms shall have the meaning given to them in the UCC: Account, Chattel Paper, Commercial Tort Claims, Commodity Account, Deposit Account, Documents, Equipment, Goods, Instrument, Inventory, Letter-of-Credit Right, Money, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement and Supporting Obligations.
1.3
Conflicts. In the event of any conflict between the terms of this Agreement, the Protocol or any other Exhibit, the Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Exhibit.
Article 2

THE Development program
2.1
The Development Program.
2.1.1
Efforts. Opthea will use Commercially Reasonable Efforts to conduct and complete the Development Program in accordance with this Agreement and the Timelines.

2.1.2
Compliance. Opthea will conduct the Development Program and perform all of its duties and responsibilities hereunder in accordance with the Development Plan (as amended, supplemented or otherwise modified from time to time, in accordance with the terms of this Agreement) and in compliance in all material respects with all Applicable Laws. Opthea will conduct all Product Clinical Trials and perform all other responsibilities assigned to it hereunder in connection with any such Product Clinical Trial in compliance in all material respects with the applicable Protocol. Opthea will oversee the manufacture of the Product for each Major Market Country, and will comply (and require that all Permitted Third Parties of Opthea comply) in all material respects with all Applicable Laws with respect to the research, development, manufacture, testing, analysis, labeling, storage, handling, disposal, transfer and use of the Product in each Major Market Country.
2.2
The Protocol.
2.2.1
The Protocol. The Protocol for the ShORe Trial (the “ShORe Protocol”) existing on the Original Effective Date is set forth on Schedule 2.2.1(a) hereto. The Protocol for the COAST Trial (the “COAST Protocol”) existing on the Original Effective Date is set forth on Schedule 2.2.1(b) hereto.
2.2.2
Changes to the Protocol.
2.2.2.1
Any material change to a Trial Protocol, including any country-specific appendices required by Applicable Law, and material changes made in response to any communications with any Regulatory Authorities that require a submission to a Regulatory Authority, an IRB or other ethics committee, will be diligently prepared by Opthea in the form of draft amendments, [***], which will not be unreasonably withheld or delayed. Such decision will be communicated to Opthea as soon as reasonably practicable following the JSC’s receipt of the draft amendment from Opthea.
2.2.3
Protocol Approval. Opthea will be responsible for obtaining any necessary approvals for the ShORe Protocol or the COAST Protocol, including any INDs, prior to commencing the ShORe Trial or the COAST Trial, respectively.
2.3
Sponsor. Opthea will be the sponsor of the Product Clinical Trials.
2.4
Compliance with the Timeline.
2.4.1
The Timelines. The currently anticipated timelines for conducting the ShORe Trial and the COAST Trial are attached as Exhibit F-1 and F-2 hereto, respectively (the “Timelines” and each, a “Timeline”). In conducting such Product Clinical Trials, Opthea will use Commercially Reasonable Efforts to complete each activity specified on the applicable Timeline (each, a “Clinical Trial Activity”) by the date specified for completion of such Clinical Trial Activity on the applicable Timeline. Opthea will promptly notify the JSC and Advisory Committee in writing upon completion or achievement of each Clinical Trial Activity.

2.4.2
Failure to Complete a Clinical Trial Activity. If Opthea fails to, or reasonably believes that it will not, complete a Clinical Trial Activity in accordance with the timeline specified for such Clinical Trial Activity on the applicable Timeline, Opthea will promptly notify the JSC. Within thirty (30) days of such written notice, if Opthea has failed to, or reasonably believes that it will not, complete (a) any Clinical Trial Activity set forth in a Timeline within [***] days of the date for completion of the Clinical Trial Activity set forth in such Timeline or (b) the final Clinical Trial Activity set forth in a Timeline within [***] days of the date for the final Clinical Trial Activity set forth in such Timeline, Opthea will provide the JSC with a written remediation plan summarizing in reasonable detail the means by which, and the date on which, Opthea expects to be able to complete the relevant Clinical Trial Activity (each, a “Timeline Remediation Plan”, as the same may be modified from time to time in accordance with this Section 2.4.2). [***].
2.4.3
Failure to Complete a Timeline Remediation Plan. [***].
2.5
Approved CROs and Approved Vendors.
2.5.1
Approved CROs. Except as otherwise provided herein, Opthea may delegate any of its responsibilities described in Section 2.3 to its Affiliates (subject to Section 14.1) or any CRO that is listed on Exhibit G, as such exhibit may be updated from time-to-time during the Development Term [***] (any such CRO, an “Approved CRO”), provided that Opthea notifies the JSC of any such delegation. Opthea will be required to enter into a written agreement with each Approved CRO utilized by Opthea on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Opthea to comply with its obligations hereunder with respect to the delegated responsibilities, including, but not limited to, Section 2.1.2, and the terms pertaining to ownership of Intellectual Property and publications, and treatment of Confidential Information.
2.5.2
Approved Vendors. Opthea will be permitted to contract for services, equipment, tools, materials or supplies required for the Product Clinical Trials or Regulatory Approval with any Person that is either listed on Exhibit H, as such exhibit may be updated from time-to-time during the Development Term [***] (each, an “Approved Vendor”); provided that there shall be no requirement to discuss new vendors with the JSC so long as the payments required to be made to such vendor are under $1,000,000 in the aggregate and such Vendor shall automatically be added to Exhibit H. Opthea will be required to enter into a written agreement with each such Person on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Opthea to comply with its obligations hereunder with respect to the contracted activities, including, but not limited to, the terms pertaining to publications and ownership of Intellectual Property, and treatment of Confidential Information.
2.5.3
Responsibility. For clarity, Opthea will remain responsible for all of its obligations under this Agreement, notwithstanding any delegation to an Affiliate of Opthea or an Approved CRO or any contracting to an Approved Vendor [***]. Opthea will oversee the services of its Affiliates and any Approved CRO or Approved Vendor utilized by such Party to provide services hereunder.

2.6
Reasonable Assistance.
2.6.1
Background Materials. During the Term, Opthea will provide Investors with [***]. For clarity, Opthea will remain the sole owner of, and will retain all right, title and interest in, to and under all Background Materials, including all Intellectual Property related thereto, and the Background Materials will be Confidential Information of Opthea.
2.6.2
Questions Pertaining to the Protocols. Promptly following the Original Effective Date during the Development Term, Opthea will identify one (1) individual with sufficient knowledge of the ShORe Protocol, the COAST Protocol, and the Product, who will be made available at reasonable times and reasonable frequency during normal business hours in such employee’s country of residence upon reasonable written advance notice, which shall be submitted at least three (3) Business Days, in advance to answer Investors’ questions directly pertaining to such Protocols and the Product.
Article 3

development program AND COMMERCIALIZATION RESPONSIBILITIES
3.1
Conduct of Clinical Trials.
3.1.1
Responsibility. Opthea will have sole responsibility for the conduct of the Product Clinical Trials, in consultation with the JSC in accordance with this Agreement.
3.1.2
Sites and Clinical Investigators. Opthea will select the study sites to conduct the Product Clinical Trials and will inform the JSC of Opthea’s choice of each study site. Opthea will enter, and, to the extent applicable, will ensure that its Affiliates and each Approved CRO likewise enter, into an agreement with each study site (the “Clinical Trial Agreement” and upon execution of such Clinical Trial Agreement, such study site will be deemed a “Site”) on commercially reasonable and customary terms, consistent with industry standards for similar agreements.
3.1.3
Data Collection and Data Management.
3.1.3.1
CRF. Opthea will be solely responsible for preparing the form of Case Report Form for each of the Product Clinical Trials in accordance with the applicable Protocol.
3.1.3.2
Clinical Trials Database; Registries. Opthea will use Commercially Reasonable Efforts to establish and maintain a Clinical Trial database for the data collected from each Site for each Product Clinical Trial (the “Clinical Trials Database”). Opthea will be responsible for registering, maintaining and updating any registries pertaining to the Product Clinical Trials to the extent required by any Applicable Laws, including, as applicable, www.clinicaltrials.gov, www.clinicalstudyresults.org, and the PHRMA Website Synopsis.

3.1.4
IRBs and Other Ethics Committees. Opthea will use Commercially Reasonable Efforts to (a) obtain the approval of the IRBs and other ethics committees required prior to commencing, and during, the Product Clinical Trials at every Site, (b) ensure that IRBs and such other relevant ethics committees have current registrations and accreditations as required by Applicable Law, (c) provide all ethics committees, including all IRBs, and Regulatory Authorities, with all necessary documentation prior to, and during the course of, the Product Clinical Trials as required by Applicable Law, and (d) respond to all queries from the IRBs and other ethics committees, will prepare the applicable response and, if such query is material, will provide the JSC Representatives of Ocelot SPV LP with a copy thereof for review and comment reasonably prior to submission.
3.1.5
Completion of the Clinical Trials; Final CSR. Opthea will keep the Sites participating in the Product Clinical Trials operational, to the extent reasonably necessary or desirable to complete the Development Program(s) under which such Product Clinical Trials are being conducted. The CSR for any Product Clinical Trial will be prepared by Opthea in compliance with all Applicable Laws, including ICH E3 guidelines. The final, signed CSR for any Product Clinical Trial will be provided to Investors promptly following the Completion Date of each such Product Clinical Trial. In the event that there are any additional safety or efficacy data pertaining to such Product Clinical Trial that come into the possession of Opthea after it has provided Investors with the final Clinical Trial CSR, Opthea will prepare and promptly provide Investors with a supplement to such CSR.
3.2
Audits. Until both of the Product Clinical Trials have been completed, Opthea will conduct quality oversight inspections and audits of the facilities and services of the Permitted Third Parties utilized by Opthea in accordance with its internal written policies and regulatory requirements and will, if available, provide Investors with copies of the resulting audit reports, certificates, or other reporting materials upon request. Further, during the Development Term, Opthea will conduct quality oversight inspections and audits of the manufacturing facilities for the Product in accordance with its internal written policies and regulatory requirements and, if available, Opthea will provide Investors with copies of the resulting audit reports, certificates, or other reporting materials upon request (to the extent the disclosure thereof is not prohibited by any applicable confidentiality obligations).
3.3
Supply. Opthea will be responsible for the manufacture of the Product for the Product Clinical Trials and for Commercialization of the Product, either directly or through an Approved Vendor, and will use Commercially Reasonable Efforts to ensure (a) [***] and (b) [***]. Opthea will manufacture or have manufactured the Product for the Product Clinical Trials and for Commercialization in accordance with GMP.
3.4
Product Complaints. Opthea will be solely responsible for, and will use Commercially Reasonable Efforts to investigate and resolve, complaints related to the Product, including complaints pertaining to the manufacturing, appearance or general physical characteristics of the Product or other processes at the manufacturing facility, in accordance with all Applicable Laws.
3.5
Pharmacovigilance and Safety Information Exchange. Opthea will, within [***], report to the JSC any Serious Safety Issue with respect to (a) Product Clinical Trial subjects, or (b)

individuals otherwise exposed to the Product, whether alone or in combination with Aflibercept or Ranibizumab.
3.6
Product Recalls. Opthea will be solely responsible for the operational execution of any recall of the Product; provided that, Opthea will consult with the JSC regarding the decision to initiate any such recall in the U.S. The costs for any such recall will be at Opthea’s sole cost and expense.
3.7
Commercially Reasonable Efforts.
3.7.1
Conduct of Clinical Trials. Timely performance of the Product Clinical Trials and receipt of Regulatory Approval in the U.S. and, until achievement of Regulatory Approval in the U.S., in the European Union (or, if EMA’s centralized review procedure is not used, at least one (1) additional non-U.S. Major Market Country) are important to the success of this Agreement. Opthea will use Commercially Reasonable Efforts to complete each Product Clinical Trial according to the applicable Timeline. In the event that Opthea fails to complete a Product Clinical Trial in accordance with applicable Timeline, then Investors will have the remedies described in Section 2.4.
3.7.2
Regulatory Approval. Upon achievement of the Phase 3 Success Criteria, Opthea will (a) file a BLA for the Product in the Indication in the U.S. within [***] thereafter and (b) otherwise use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the Indication in the U.S. and, until achievement of Regulatory Approval in the U.S., in the European Union (or, if EMA’s centralized review procedure is not used, at least one (1) additional non-U.S. Major Market Country). In the event that Opthea fails to use Commercially Reasonable Efforts to so obtain Regulatory Approval for the Product or fails to file a BLA for the Product for the Indication in the U.S. within [***] following achievement of the Phase 3 Success Criteria for the Product, and this failure is not cured as set forth in Section 13.4.2, the Required Investors may terminate this Agreement pursuant to Section 13.4.2.
3.7.3
Commercialization. Following receipt of Regulatory Approval for the Product, Opthea will use (and will require its Commercialization Partners to use) Commercially Reasonable Efforts to Commercialize the Product and maximize Net Sales of the Product for the Indication in each jurisdiction in which Regulatory Approval is obtained and maintain such Regulatory Approval(s).
3.8
Disclosures by Opthea.
3.8.1
During the Development Term, Opthea will provide to Investors, at least once during each Calendar Quarter, summaries of all data [***].
3.8.2
Opthea shall (a) promptly notify the JSC of achieving the Phase 3 Success Criteria, and (b) promptly notify Investors of achieving Regulatory Approval for the Product (whether in the Indication or in any other indication). At least once each Calendar Quarter during the Term, following request by any Investor, Opthea will provide Investors with [***].

3.8.3
Opthea shall provide Investors with company budgets and financial statements (“Financial Statements”) contemporaneously with their provision to the board of directors (or any committee thereof) of Opthea [***].
Article 4

DEVELOPMENT COSTS; equity investment
4.1
Development Costs. Investors will (severally and not jointly, as described in Section 4.2 below) pay no less than One Hundred and Twenty Million U.S. Dollars ($120,000,000) and up to One Hundred and Seventy Million U.S. Dollars ($170,000,000) (the applicable amount, the “Maximum Development Costs”) of Development Costs, as set forth and in accordance with the funding schedule set forth in Section 4.2. As between Investors and Opthea, any Development Costs in excess of the Maximum Development Costs will be borne by Opthea, and any failure by Opthea to bear any such excess Development Costs shall be deemed to be a material breach of this Agreement by Opthea.
4.2
Funding Schedule. Each Investor, severally and not jointly, will fund Development Costs by making a series of payments to Opthea in accordance with the payment schedule set forth in the table below, which payment obligation will cease upon the first to occur of (a) the termination or cessation of both the COAST Trial and the ShORe Trial; or (b) the date on which the aggregate payments under this Section 4.2 reach the Maximum Development Costs. For the avoidance of doubt, no Investor shall be required to make payments in excess of its Commitment. All payments will be made within [***] Business Days following Investors’ receipt of an invoice from Opthea for such payment, which invoices will be provided on the timing set forth in the table below.

Invoice Date (or, for amounts funded prior to the Restatement Effective Date, date of funding of Development Costs)	Funding Investor	Amount of Payment
September 14, 2022	Ocelot SPV LP	$50,000,000
December 30, 2022	Ocelot SPV LP	$35,000,000
Promptly after (and in any event within [***] Business Days of) the Restatement Effective Date (or such other date as is requested by Opthea and consented to by all Investors in their sole discretion)	Ocelot SPV LP	$35,000,000
	[***]	$50,000,000
TOTAL		$170,000,000

4.3
Use of Proceeds. Opthea will use the payments provided by Investors pursuant to Section 4.1 and Section 4.2 solely for the purposes of funding Development Costs.
4.4
Development Costs Account. Payments provided by Investors pursuant to Section 4.1 and Section 4.2 will be funded into, and will be disbursed from, the Development Costs Account. Opthea hereby grants a continuing first-priority security interest in the Development Costs Account to Investors to secure payment of the Opthea Obligations.
4.5
Equity Investments.
4.5.1
[Reserved].
4.5.2
[Reserved].
4.5.3
Prior to the earlier of (a) Data Read-Out for the COAST Trial and (b) Data Read-Out for the ShORe Trial, Opthea shall use Commercially Reasonable Efforts to ensure the aggregate cash and cash equivalents held in its deposit accounts (the “Minimum Cash Accounts”) are at all times equal to at least Sixty Million U.S. Dollars ($60,000,000). If the cash and cash equivalents held in the Minimum Cash Accounts is at any time less than Fifty Million U.S. Dollars ($50,000,000) (the “Minimum Cash Threshold”), Opthea shall promptly (and in any event within [***] Business Days) notify Investors. Following such notification, and unless otherwise agreed with Required Investors, Opthea shall use reasonable best efforts to consummate a public offering or private placement of its equity securities resulting in aggregate gross proceeds equal to (at least) the difference between Sixty Million U.S. Dollars ($60,000,000) and the amount of cash and cash equivalents held in the Minimum Cash Accounts (such difference, the “Minimum Cash Make-Whole”) within [***] thereafter. Opthea shall keep Investors reasonably informed of its progress in consummating such financing. If Opthea is unable to consummate such financing within such [***] period, each Investor shall have the right, but not the obligation, to remedy such condition by increasing the funding payable by such Investor to Opthea by an amount not to exceed such

Investor’s Commitment Percentage of the Minimum Cash Make-Whole. If an Investor does not elect to provide its Commitment Percentage of the Minimum Cash Make-Whole, the other Investor may elect (at its sole discretion) to increase the funding payable by it to Opthea by such amount (the aggregate additional funding amount paid by any given Investor pursuant to this Section 4.5.3, the “Minimum Cash Make-Whole Funding”). Any Minimum Cash Make-Whole Funding paid by any Investor shall be deemed to be Development Costs, including for purposes of any adjustments to Fixed Success Payments and the Fixed Return Cap made under Section 6.3.
Article 5

GOVERNANCE
5.1
Joint Steering Committee.
5.1.1
Representatives. Within thirty (30) days after the Original Effective Date, Ocelot SPV LP and Opthea established a joint steering committee (the “JSC”). Ocelot SPV LP, on the one hand, and Opthea, on the other hand, have the right to each appoint three (3) representatives to serve as representatives to the JSC (the “JSC Representatives”), with each JSC Representative having sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the JSC’s decision-making authority and, if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance reasonably acceptable to the other Party (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations). Ocelot SPV LP and Opthea may replace one or more of its JSC Representatives at any time upon written notice to the other Party.
5.1.2
Chairperson. The JSC chairperson (“JSC Chairperson”) will be designated from the JSC Representatives and will serve for a term of one (1) year. Ocelot SPV LP will appoint the first JSC Chairperson and subsequent appointments will rotate on an annual basis between Opthea and Ocelot SPV LP. The JSC Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.
5.1.3
Meetings; Dissolution. From the Original Effective Date until the later of (a) the end of the Development Term and (b) the end of the first Calendar Quarter after the date on which the Product has obtained Regulatory Approval in the U.S., the JSC will meet at least once per Calendar Quarter (such meetings to be conducted via teleconference or videoconference unless the Parties’ JSC Representatives mutually agree otherwise). Either Opthea or Ocelot SPV LP may call a special meeting of the JSC (by videoconference or teleconference) during the Development Term by providing at least five (5) Business Days prior written notice to the other Party, which notice will include a reasonably detailed description of the matter, in the event Opthea or Ocelot SPV reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. Upon the conclusion of the last meeting of the JSC held in accordance with the first sentence of this Section 5.1.3, the JSC shall be dissolved.

5.1.4
Participants. Ocelot SPV LP and Opthea may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) all JSC Representatives consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations).
5.1.5
Alliance Managers. Ocelot SPV LP, on the one hand, and Opthea, on the other hand, will each appoint an individual to act as an alliance manager with respect to the relationship contemplated by this Agreement (each, an “Alliance Manager”) by providing the name and contact information for the Alliance Manager to the JSC. Ocelot SPV LP, on the one hand, and Opthea, on the other hand, may each change its Alliance Manager from time to time in its sole discretion upon written notice to the JSC. The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by the Agreement, and the Parties will use reasonable efforts to ensure that any requests for information and data made outside of the JSC are made through the Alliance Managers. The Alliance Managers will attend all meetings of the JSC. For clarity, the Alliance Managers may also be members of the JSC, but will remain in place for the duration of the Term, regardless of whether the JSC is dissolved pursuant to Section 5.1.3.
5.1.6
Costs. Each Party will bear its own expenses relating to the meetings and activities of the JSC and the Advisory Committee.
5.2
JSC Responsibilities and Decision-Making.
5.2.1
Responsibilities [***]. The JSC’s responsibilities will include [***] the following:
5.2.1.1
the Product and the progress of Opthea’s Development Program including (i) overall clinical, regulatory and commercial strategic direction of the Development Program, (ii) developing strategies to maximize the value of the Product, and (iii) reviewing and commenting on the Development Program and Regulatory Approval strategies for the Product;
5.2.1.2
Opthea’s use, including planned use, of the Development Costs provided pursuant to Section 4.2 for Opthea’s Development Program (including summaries of budgets for and payments to CROs, CMOs and other Permitted Third Parties);
5.2.1.3
[***];
5.2.1.4
[***]; and
5.2.1.5
[***].
5.2.2
Responsibilities [***]. The JSC’s responsibilities will include [***] the following:

5.2.2.1
a change to the indication for the Product set forth in the current Development Plan from the Indication to any other indication;
5.2.2.2
[***];
5.2.2.3
[***];
5.2.2.4
[***];
5.2.2.5
the substitution or addition of any arms in any Product Clinical Trial;
5.2.2.6
a determination to discontinue the Development Program (provided that all Investors unanimously agree to discontinue the Development Program);
5.2.2.7
any material changes to the manufacturing process for either (a) the drug substance utilized in any Product or (b) any final Product that, in either case, will be used in the Product Clinical Trials; or
5.2.2.8
[***].
5.2.3
Reports. At each JSC meeting Opthea will provide material updates on the progress of the Product Clinical Trials and will report on material matters with respect to the progress toward obtaining Regulatory Approvals in the U.S., EU (if the EMA’s centralized procedure is to be used, and otherwise the non-U.S. and non-U.K. Major Market Countries) and UK.
5.3
Advisory Committee.
5.3.1
Representatives. Within thirty (30) days after the Original Effective Date, the Parties established an advisory committee (the “Advisory Committee”). Opthea and [***] each will have the right [***] to appoint three (3) representatives to serve as representatives to the Advisory Committee (the “AdComm Representatives”), provided that if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance reasonably acceptable to the other Parties (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Parties for any noncompliance by such representative with such confidentiality obligations), [***] Investor may replace (or appoint) one or more of its AdComm Representatives at any time upon written notice to the other Parties.
5.3.2
Responsibilities. The Advisory Committee’s responsibilities will include [***] the following:
5.3.2.1
[***];

5.3.2.2
the activities related to, the progress of, and the Development Costs incurred in connection with, the Development Program;
5.3.2.3
interactions with Regulatory Authorities in the U.S. and EU (including the Major Market Countries) related to the Product;
5.3.2.4
[***];
5.3.2.5
[***];
5.3.2.6
[***];
5.3.2.7
the Commercialization strategy, activities and progress for the Product in the U.S.; and
5.3.2.8
[***].
5.3.3
Chairperson. The Advisory Committee chairperson (“AdComm Chairperson”) will be designated from Opthea’s AdComm Representatives. The AdComm Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.
5.3.4
Meetings; Dissolution. From the Original Effective Date until the end of the later of (a) the end of the Development Term and (b) the end of the first Calendar Quarter after the date on which the Product has obtained Regulatory Approval in the U.S., the Advisory Committee will meet approximately quarterly or on such other frequency as is agreed between the AdComm Representatives from time to time (such meetings to be conducted via teleconference or videoconference unless the Parties’ AdComm Representatives mutually agree otherwise). Any AdComm Representative may call a special meeting of the Advisory Committee (by videoconference or teleconference) during the Development Term by providing at least five (5) Business Days’ [***] prior written notice to the other AdComm Representatives, which notice will include a reasonably detailed description of the matter, in the event such AdComm Representative reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. Upon the conclusion of the last meeting of the Advisory Committee held in accordance with the first sentence of this Section 5.3.4, the Advisory Committee shall be dissolved.
5.3.5
Participants. The Advisory Committee may invite individuals who are not AdComm Representatives to participate in Advisory Committee meetings; provided that (a) all AdComm Representatives consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Parties (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Parties for any noncompliance by such individual with such confidentiality obligations).
5.4
Limitation on Authority. Notwithstanding anything to the contrary set forth in this Agreement, neither the JSC nor the Advisory Committee will have any authority to (a) amend, modify or waive compliance with this Agreement, or (b) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

5.5
Decision-Making. [***].
5.6
Board Observer. During the Term, Ocelot SPV LP and [***] shall have the right to designate one (1) individual to be present in a non-voting, observational capacity (for clarity, with no right to participate) at all meetings of the Opthea Board of Directors or any committee thereof, including any telephonic meetings but excluding executive sessions of any such meetings (such individuals, the “Investors Board Observers”), provided that [***]’s right to designate an Investor Board Observer shall terminate upon any assignment by [***] of this Agreement, in whole or in part, unless otherwise consented to by Opthea and Ocelot SPV LP. Any materials that are sent by Opthea to the members of the Opthea Board of Directors in their capacity as such shall be sent to the Investors Board Observers simultaneously by means reasonably designed to ensure timely receipt by the Investors Board Observers (provided that Opthea need not provide to the Investors Board Observers any information that, if disclosed to the Investors Board Observers in their capacity as such, would adversely affect the maintenance by Opthea of any applicable attorney-client privilege, any information that relates to (i) the negotiation of any amendment to or restatement of this Agreement, (ii) the strategy with respect to this Agreement as it specifically relates to any Investor (provided that nothing in this clause (ii) shall permit Opthea to withhold information related to the Product or the activities undertaken by Opthea, whether generally or pursuant to this Agreement, in connection with Developing and Commercializing the Product) or (iii) the relationship between Opthea and any Investor, or any information related to internal business matters of Opthea that does not relate to the activities to be undertaken by Opthea pursuant to this Agreement and would not reasonably be expected to have a Material Adverse Event), and Opthea will give the Investors Board Observers notice of such meetings, by the same means as such notices are delivered to the members of the Opthea Board of Directors and at the same time as notice is provided or delivered to the Opthea Board of Directors. Each Investors Board Observer will execute a confidentiality agreement in form and substance reasonably acceptable to the designating Investor (and, for the avoidance of doubt, a designating Investor will remain responsible to Opthea for any noncompliance by its designated Investor Board Observer with such confidentiality obligations).
Article 6

PAYMENTS TO Investor
6.1
Success Payments.
6.1.1
Success Payments. Following receipt of the first Regulatory Approval of the Product (either alone or in combination with another drug) (the “Success Payment Trigger”), Opthea will pay Investors the amounts set forth in the “Fixed Success Payment Schedule” below (in the column entitled “Amount of Payment”) on the dates set forth in the column entitled “Date of Payment” in accordance with each Investor’s Pro Rata Share (the payments payable pursuant to this Section 6.1.1, the “Fixed Success Payments” and collectively with the Variable Success Payments, the “Success Payments”).

Fixed Success Payment Schedule

Date of Payment	Aggregate Amount of Payments to Investors
[***] days after the Success Payment Trigger	[***]
1-Year Anniversary of the Success Payment Trigger	[***]
2-Year Anniversary of the Success Payment Trigger	[***]
3-Year Anniversary of the Success Payment Trigger	[***]
4-Year Anniversary of the Success Payment Trigger	[***]
5-Year Anniversary of the Success Payment Trigger	[***]
6-Year Anniversary of the Success Payment Trigger	[***]
Total	$395,000,000

6.1.2
Execution of Notes. Promptly (but in any event within two (2) Business Days) following the occurrence of the Success Payment Trigger, Opthea shall execute and deliver to each Investor a Note in the principal amount equal to its Pro Rata Share of the Fixed Return Cap in the form attached hereto as Exhibit L (collectively, the “Notes”).
6.2
Variable Success Payments; Quarterly Reports.
6.2.1
From and after First Commercial Sale until Investors have received Success Payments equal, in the aggregate, to the Fixed Return Cap, Opthea shall pay to Investors, in accordance with their respective Pro Rata Shares, the Variable Success Payment for each Calendar Quarter promptly, but in any event no later than (a) [***] calendar days ([***] calendar days if a Commercialization License has been granted) after the end of each of the first three Calendar Quarters in each Calendar Year and (b) [***] calendar days ([***] calendar days if a Commercialization License has been granted) after the end of the last Calendar Quarter in each Calendar Year.
6.2.2
Concurrently with the payment of each Variable Success Payment, Opthea shall deliver a written report (the “Quarterly Report”) to each Investor setting forth, in reasonable detail: (a) (i) the calculation of the Variable Success Payment payable in respect of the last ended Calendar Quarter, (ii) on a country-by-country basis, the number of units of the Product sold by Opthea and its Affiliates and, to the extent available, each counterparty to any Commercialization License, (iii) gross sales generated by or on behalf of Opthea and any of its Affiliates and each counterparty to any Commercialization License, (iv) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with Opthea’s method for calculating rates of exchange in the preparation of Opthea’s annual financial statements in accordance with Accounting Standards), (v) a detailed break-down of all permitted deductions from gross sales used to determine Net Sales and the Variable Success Payment in respect of the last ended Calendar Quarter and (vi) the cumulative year-to-date aggregate Net Sales for the Product through the end of the last ended Calendar Quarter; and (b) the Commercial Updates. The Quarterly Report shall also have attached to it copies of any royalty reports or similar communications with respect to Net Sales received by Opthea from the Commercialization Partners to any Commercialization License.
6.2.3
Opthea shall include in each Commercialization License a provision requiring the Commercialization Partner to such Commercialization License to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report, and to disclose such information to Opthea to enable the disclosures of such information in each Quarterly Report, as contemplated herein. Opthea shall use Commercially Reasonable Efforts to obtain in a timely manner from each such Third Party any information to be disclosed in each Quarterly Report.
6.3
Adjustment for Change in Development Costs. In the event that the actual Development Costs paid by Investors hereunder are lower or greater than One Hundred and Seventy Million U.S. Dollars ($170,000,000) (including as a result of Investors paying to Opthea the Going Concern Funding or Minimum Cash Make-Whole Funding), each Fixed Success Payment and the Fixed Return Cap will be multiplied by a fraction, the numerator of which is such actual Development Costs paid to Opthea by Investors hereunder and the denominator of which is One Hundred and Seventy Million U.S. Dollars ($170,000,000).
6.4
Method and Timing of Payment. Fixed Success Payments will be due as of the applicable dates set forth in Section 6.1. Variable Success Payments will be due as of the quarterly payment dates set forth in Section 6.2.1. All Success Payments shall be paid by wire transfer of immediately available funds to the accounts specified by each Investor in writing to Opthea from time to time. Opthea will provide each Investor with written notice of each wire transfer to such Investor’s account. All amounts payable and calculations under this Agreement will be in U.S. Dollars.
6.5
Late Payments. If Opthea fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that Investors or Collateral Agent or their respective designees may have, such amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to the higher of (a) [***] and (b) [***] for the actual number of days payment is delinquent or if such rate exceeds the maximum amount permitted by Applicable Law, at such maximum rate.
6.6
Taxes.
6.6.1
Tax Treatment.
6.6.1.1
The Parties acknowledge and agree that (i) this Agreement is not intended to be treated as or create a partnership or joint venture between the Parties for any applicable Tax purposes; (ii) as of the date hereof, a portion of each Investor Payment will be subject to a Tax Deduction under Australian Law in an amount equal to (A), in the case of a Fixed Success Payment, the amount by which such payment exceeds the Repayment Amount (with the Repayment Amount for each Fixed Success Payment being calculated based on the percentage that the Fixed Success Payment bears to the total Fixed Success

Payments) and (B), in the case of a Variable Success Payment, the entire amount of the payment; and (iii) as of the date hereof, Investor Payments would only be subject to any Tax Deduction under Australian Law described by subclause (ii) above. The Parties agree to file all Tax returns in a manner consistent with the foregoing, and not take any position, whether in any Tax return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required by a final determination of an applicable Tax authority or a change in Applicable Law.
6.6.1.2
The Parties also agree that, for U.S. federal and applicable state and local Tax purposes, (i) the execution of the Notes is intended to be treated as a realization event for Investors and (ii) the Notes are intended to be treated as a debt instrument issued by Opthea that is subject to Treasury Regulations Section 1.1275-4(c).
6.6.2
Withholding.
6.6.2.1
Opthea shall make all Investor Payments under this Agreement without any Tax Deduction unless such Tax Deduction is required by Applicable Law.
6.6.2.2
Opthea shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Investors accordingly.
6.6.2.3
If a Tax Deduction is required by law to be made by Opthea, except in relation to a FATCA Deduction, Opthea must pay an additional amount to the Investor in respect of which such Tax Deduction is imposed, together with the applicable Investor Payment so that, after making any Tax Deduction and any payment required in connection with that Tax Deduction, the Investor affected by such Tax Deduction receives an amount equal to the Investor Payment which would have been due if no Tax Deduction or payment required in connection with that Tax Deduction had been required.
6.6.2.4
If Opthea is required to make a Tax Deduction, Opthea shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
6.6.2.5
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, Opthea shall use commercially reasonable efforts to deliver to the Investor affected by such Tax Deduction evidence satisfactory to such Investor, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.
6.6.3
Tax Indemnity.

6.6.3.1
Opthea shall (within three Business Days of demand by an Investor) pay to such Investor an amount equal to the loss, liability or cost which such Investor reasonably determines has been (directly or indirectly) suffered for or on account of Withholding Tax owed by such Investor in respect of an Investor Payment on account of Opthea’s failure to pay additional amounts pursuant to Section 6.6.2.3 or make payments required in connection with a Tax Deduction to a relevant taxing authorities pursuant to Section 6.6.2.4.
6.6.3.2
Section 6.6.3.1 shall not apply to the extent the relevant loss, liability or cost is compensated for by an increased Investor Payment under Section 6.6.2.3.
6.6.4
Tax Cooperation. Each Party shall cooperate to provide and update, if necessary, any applicable forms, certifications or other information requested by any other Party that the first Party is reasonably and legally able to provide to reduce or eliminate any Tax Deduction or to support the intended tax treatment of any Investor Payment under Applicable Law or any applicable Tax treaty or convention as provided in Section 6.6.1. Each Party shall provide commercially reasonable cooperation to any other Party, at such other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to Investor Payments or any Tax payments made with respect to amounts paid or payable to such other Party under this Agreement, including pursuant to Section 6.6.2 or 6.6.3.
6.7
Accelerated Payments.
6.7.1
Approval Buy-Out Option. Opthea shall have the right (the “Approval Buy-Out Option”) to make a one-time payment (an “Approval Buy-Out Payment”) in lieu of all Success Payments (as adjusted in accordance with Section 6.2.2) by written notice delivered to Investors no later than [***] after the date of the Success Payment Trigger, which written notice shall set forth the amount of the applicable Approval Buy-Out Payment, the proposed date of closing (which shall occur within [***] after the Success Payment Trigger), and the calculation of the applicable Approval Buy-Out Payment in reasonable detail based upon the proposed closing date. For purposes of this Section 6.7.1, the Variable Success Payments are deemed to be the amounts set forth on Schedule 6.7.1, payable on the dates set forth on Schedule 6.7.1. The Approval Buy-Out Payment will be equal to the present value of future Fixed Success Payments and the Variable Success Payments calculated as follows: [***].

The Approval Buy-Out Payment will be payable in one installment to each Investor, in accordance with its respective Pro Rata Share, in cash at the closing to the accounts specified by each Investor. The discount rate used to calculate the Approval Buy-Out Payment shall be [***] (the “Discount Rate”).

6.7.2
General Buy-Out Option. Opthea may, regardless of whether any Success Payment Trigger has been achieved, propose to Investors that Opthea make a one-time payment (the “General Buy-Out Option” and such payment, the “General Buy-Out Payment”) in lieu of all Success Payments that are payable or could become payable in the future by written proposal delivered to Investors (the “General Buy-Out Notice”). For purposes of this Section 6.7.2, the Variable Success Payments are deemed to be the amounts set forth on Schedule 6.7.1, payable on the dates set forth on Schedule 6.7.1. In each case, each Fixed Success Payment shall be as adjusted in accordance with Section 6.3 and each such written proposal shall set forth the amount to be paid by Opthea to Investors, the proposed date of closing (which shall occur within [***] after delivery of such written proposal, subject to acceptance of such written proposal by the Required Investors), the discount rate that Opthea proposes to apply to such General Buy-Out Payment (the “Proposed Discount Rate”) and the calculation of the General Buy-Out Payment in reasonable detail. The Required Investors shall have the right, on behalf of all Investors, to determine whether to accept such written proposal. Within [***] following receipt of such written proposal, the Required Investors shall notify Opthea in writing whether or not such written proposal is accepted, which acceptance shall be binding on all Investors. For the avoidance of doubt, if the Required Investors do not accept such written proposal, Opthea may deliver a revised written proposal to Investors, such that Opthea is not limited in the number of written proposals that may be made to Investors.

Each General Buy-Out Payment will be equal to the present value of the applicable future Success Payments calculated as follows: [***].

Any General Buy-Out Payment will be payable in one installment to each Investor, in accordance with its respective Pro Rata Share, in cash at the closing to the accounts specified by each Investor.

6.7.3
Change of Control Payment. Opthea will notify Investors in writing promptly (and in any event within four (4) Business Days) following the entering into of a definitive agreement with respect to a Change of Control. Within [***] days following the closing of a Change of Control, Opthea (or its successor) shall pay to each Investor an amount in cash equal to [***] of Development Costs paid by such Investor hereunder prior to such Change of Control, net of any Success Payments already made to such Investor (and/or, if applicable, its assignee) (such payment, the “Change of Control Payment”). The Change of Control Payment, if any, shall be credited (a) first, toward future Fixed Success Payments starting with the next Fixed Success Payment to be paid and (b) second, if the Change of Control Payment is greater than the total future Fixed Success Payments, toward future Variable Success Payments. For avoidance of doubt, following a Change of Control prior to receipt of Regulatory Approval for the Product, Opthea or its successor will be obligated to continue to exercise Commercially Reasonable Efforts to Develop and obtain Regulatory Approval as set forth herein (including in Section 3.7).
6.8
Success Payment Assignment.
6.8.1
In the event that Opthea does not exercise the Approval Buy-Out Option, [***].
6.8.2
In the event that Opthea does not exercise the Approval Buy-Out Option, if an Investor desires to effect a sale of the Success Payments to any Third Party, [***].
Article 7

SECURITY INTERESTS
7.1
Security Interest.

7.1.1
Grant. As security for the prompt payment and performance in full when due of the Opthea Obligations, Opthea hereby pledges and grants to the Collateral Agent, for the benefit of the Investors, effective upon the Restatement Effective Date, a continuing security interest in all of Opthea’s right, title and interest (excluding any leasehold interest) in, to and under all of its property (excluding Intellectual Property that is not Product IP), wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”):

(a) all Accounts;

(b) books and Records;

(c) Cash;

(d) Chattel Paper;

(e) Commercial Tort Claims;

(f) Deposit Accounts, Securities Accounts and Commodities Accounts;

(g) Documents;

(h) Equipment (including all fixtures);

(i) Instruments;

(j) Inventory;

(k) Investment Property;

(l) Letter-of-Credit rights;

(m) Money;

(n) Goods;

(o) Product IP;

(p) all products, Proceeds and Supporting Obligations of any and all of the foregoing;

(q) the Development Costs Account;

(r) to the extent not covered by clauses (a) through (q) above, all other assets, personal property and rights, whether tangible or intangible, relating to the Product (as defined herein); and

(s) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to Opthea from time to time with respect to any of the foregoing.

7.1.2
Priority of Security Interest. Opthea represents, warrants and covenants that, subject to Collateral Agent making and maintaining any filings and actions, including a separate grant in respect of commercial tort claims, necessary to achieve such perfection, the security interests in the Collateral will be and will at all times thereafter continue to be first priority security interests, subject only to the Permitted Liens (the “Investor Security Interests”).
7.1.3
Investor Collateral Exclusions. Anything herein to the contrary notwithstanding, in no event will the Collateral include, and Opthea will not grant and will not be deemed to have granted a security interest in (a) Intellectual Property (other than Product IP) (the “Excluded IP”), (b) any “intent to use trademark applications for which a statement of use has not been filed (but only until such statement is file); (c) any Excluded Accounts, (d) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock (or the equivalent thereof) owned by Opthea of any foreign Subsidiary (other than an Eligible Foreign Subsidiary) which shares entitle the holder thereof to vote for directors or any other matter; or (e) any property to the extent that such grant of security interest is prohibited by any Applicable Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent (other than the consent of an Affiliate of Opthea) not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Applicable Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in effect in any applicable jurisdiction (or any successor provision or provisions); provided, however, that such security interest will attach immediately at such time as such Applicable Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, will attach immediately to any portion of the Collateral that does not result in such consequences; provided, further that exclusions referred to in this Section 7.1.3 shall not apply to any Proceeds of any such Collateral.
7.1.4
Authorization to File Financing Statements. Subject to the terms of Section 7.4.1(b), Opthea hereby irrevocably authorizes Collateral Agent to file, on or at any time from time to time after the Original Effective Date, and Opthea will execute and deliver to Collateral Agent (as applicable), financing statements, amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Collateral, notices and other documents and instruments, in form satisfactory to Collateral Agent as Collateral Agent or any Investor may reasonably request, to perfect and continue perfection, maintain the priority of, enforce or protect the priority of, or provide notice of Collateral Agent’s and Investors’ security interest in the Collateral and to accomplish the purpose of this Agreement, without notice to Opthea, in all jurisdictions determined by Collateral Agent to be necessary or appropriate. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary or advisable to ensure the perfection of the security interest granted or purported to be granted in the Collateral to Collateral Agent herein, including describing such property as “all assets other than Intellectual Property that is not related to the Product” or “all personal property, whether now owned or hereafter acquired other than Intellectual Property that is not related to the Product” or words of similar effect. Opthea hereby irrevocably authorizes Collateral Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) the Intellectual Property Security Agreement and any other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted or purported to be granted in the Collateral to Collateral Agent, without the signature of Opthea where permitted by law, and naming Opthea as debtor, and Collateral Agent as secured party.
7.2
Specified Rights and Remedies; Etc.
7.2.1
Following the achievement of the Success Payment Trigger, if an Event of Default has occurred and is continuing, then without prejudice to any other remedies that Investors or their designees may have, Collateral Agent or the Required Investors, as applicable, in their sole discretion, as applicable, shall have the right, without further notice or demand, to do any or all of the following:
7.2.1.1
accelerate the applicable Success Payments and, upon such acceleration, the applicable Success Payments shall be immediately due and payable;
7.2.1.2
foreclose upon and/or sell or otherwise liquidate the Collateral;
7.2.1.3
commence and prosecute an insolvency proceeding or consent to Opthea commencing any insolvency proceeding;
7.2.1.4
notify the account debtors or obligors under any Accounts constituting Collateral of the assignment of such Accounts to Investors, verify the amounts payable thereunder and direct such account debtors or obligors to make payment of all amounts due or to become due to Opthea thereunder directly to each Investor, enforce collection of any Accounts constituting Collateral and adjust, settle or compromise disputes and claims directly with any account debtors or obligors for amounts and on terms and in any order that Collateral Agent considers advisable;
7.2.1.5
make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;
7.2.1.6
ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale the Collateral;
7.2.1.7
if at any time Collateral Agent is the sole control party with respect to any Deposit Account constituting Collateral (e.g., a Deposit Account holding cash proceeds of any Collateral), Collateral Agent may (i)

deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Deposit Account control agreement or similar agreements providing control of any Collateral and (ii) may apply the balance from any Deposit Account or instruct the bank at which such Deposit Account is maintained to pay the balance of such Deposit Account to or for the benefit of Investors;
7.2.1.8
demand and receive possession of Opthea books and records, records regarding Opthea assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information;
7.2.1.9
appoint a receiver to seize, manage and realize on any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any Applicable Law; and/or
7.2.1.10
exercise all rights and remedies available to Investors under this Agreement or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).
7.2.2
Marshalling. Neither Collateral Agent nor any Investor shall have any obligation to marshal any of the Collateral.
7.2.3
Access to Collateral. If prior to the Release Date, an Event of Default has occurred and is continuing, upon request by Collateral Agent and at the sole cost and expense of Opthea, Opthea shall assemble the Collateral as directed by Collateral Agent and make it available to Collateral Agent at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Opthea hereby grants Collateral Agent an irrevocable license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies.
7.2.4
Licenses Related to Product. For the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7.2 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), Opthea hereby grants to Collateral Agent, an irrevocable (until the Release Date), nonexclusive, assignable license (which license may be exercised prior to the Release Date and only so long as an Event of Default has occurred and is continuing, without payment of royalty or other compensation to Opthea or any of its Subsidiaries), including the right to practice, use, sublicense or otherwise exploit, solely in connection with the Product or other items in the Collateral, any Intellectual Property now owned or hereafter acquired by Opthea or licensed or sublicensed to Opthea, in each case that is relevant to Product, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; provided, further, that nothing in this Section 7.2.4 shall require Opthea to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by this Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to Opthea. For clarity, Collateral Agent may exercise such license solely upon and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by Collateral Agent in accordance with the provisions of this Agreement shall be binding upon Opthea, notwithstanding any subsequent cure of an Event of Default.
7.2.5
Power of Attorney. Opthea hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact with full authority in the place and stead of Opthea and in the name of Opthea, Collateral Agent or otherwise, from time to time in Collateral Agent’s sole discretion following the occurrence and during the continuance of an Event of Default prior to the Release Date, to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to endorse Opthea’s name on any checks or other forms of payment or security; (b) to sign Opthea’s name on any invoice or bill of lading for any account or drafts against account debtors; (c) to settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; (d) to make, settle, and adjust all claims under Opthea’s insurance policies; (e) to pay, contest or settle any Lien charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) to transfer the Collateral into the name of Collateral Agent or a third party as the UCC or any Applicable Law permits. The foregoing appointment of Collateral Agent as Opthea’s lawful attorney-in-fact, and Collateral Agent’s rights and powers, are coupled with an interest and are irrevocable, until indefeasible payment in full in cash of all Opthea Obligations.
7.2.6
Protective Payments. If an Event of Default has occurred and is continuing prior to the Release Date, if Opthea fails to pay any amount which Opthea is obligated to pay to a third party with respect to the Collateral or any covenant of Opthea under Article 7 of this Agreement, Collateral Agent may make such payment, and all amounts so paid by Collateral Agent shall constitute Investor Remedy Expenses and be immediately due and payable and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Opthea with notice of Collateral Agent making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Investors shall be deemed or otherwise construed to constitute an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
7.2.7
Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied, first, to reimburse Collateral Agent and the Investors for all Investor Remedy Expenses, and, second, to payment of all of Opthea’s payment obligations, including all Opthea Obligations, under this Agreement to each Investor, proportionately in accordance with their Pro Rata Share.

7.2.8
Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Opthea will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral Agent, Collateral Agent may resell the Collateral and Opthea shall be credited with proceeds of the sale.
7.2.9
Liability for Collateral. So long as Collateral Agent employs reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent, (i) Collateral Agent, in its capacity as Collateral Agent, shall not be liable or responsible for: (A) the safekeeping of the Collateral; (B) any loss or damage to the Collateral; (C) any diminution in the value of the Collateral; or (D) any act or default of any carrier, warehouseman, bailee, or other Person; and (ii) Opthea shall bear all risk of loss, damage or destruction of the Collateral. Collateral Agent, in its capacity as Collateral Agent, shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.
7.2.10
No Waiver; Remedies Cumulative. Collateral Agent’s failure, at any time or times, to require strict performance by Opthea of any provision of this Agreement shall not waive, affect, or diminish any right of Collateral Agent, in its capacity as Collateral Agent, thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and then shall only be effective for the specific instance and purpose for which it is given. Collateral Agent’s rights and remedies under this Agreement are cumulative. Collateral Agent has all rights and remedies provided under the UCC, any Applicable Law, by law, or in equity. Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.
7.3
Negative Covenants.
7.3.1
Incurrence of Certain Indebtedness. Opthea shall not, without the prior written consent of the Required Investors, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary of Opthea to do so, other than Permitted Indebtedness.
7.3.2
Encumbrances. Opthea will not, and will not permit any Subsidiary of Opthea to, without the prior written consent of the Required Investors:
7.3.2.1
create, incur, assume, allow, or suffer to exist any Lien on any of the Collateral or Excluded IP, whether now owned or hereafter acquired or assign or convey any right to receive royalties, license fees or other income with respect to the Collateral or Excluded IP (other than satisfaction of royalty and other license fee obligations to licensors thereof in accordance with the applicable license agreement (including the sale, transfer or other disposition of any Collateral or Excluded IP)), or permit any of its subsidiaries to do so, other than Permitted Liens; or

7.3.2.2
enter into any agreement, document, instrument or other arrangement (except with or in favor of Investors) with any Person which directly or indirectly prohibits or has the effect of prohibiting Opthea or any Subsidiary of Opthea from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering the Collateral or any Product IP; provided that this Section 7.3.2.2 shall not apply to (i) restrictions in connect with any Permitted Liens that limit the right to dispose the assets subject to such Permitted Lien, (ii) any agreements, documents or other arrangement in effect on the Original Effective Date and set forth on Schedule 7.3.2.2 and any amendments or modifications thereof that do not expand the scope of any such restriction or condition; (iii) agreements, documents, instruments or other arrangements governing other Permitted Indebtedness; (iv) any Applicable Law; (v) customary non-assignment provisions in agreements, leases and licenses, documents, instruments or other arrangements otherwise permitted under this Agreement; (vi) customary restrictions and conditions contained in any agreement relating to any Disposition not prohibited under this Agreement pending the consummation of such Disposition; (vii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements permitted under this Agreement, which limitation is applicable only to the assets that are the subject of such agreements; (viii) prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (ix) any agreement or instrument of, or affecting, any Person or asset existing on or prior to the date on which such Person or asset was acquired by Opthea or any Subsidiary of Opthea (other than any such agreement, document, instrument or arrangement entered into in contemplation of such acquisition); (x) customary provisions contained in leases, sub-leases, Excluded Licensing Transactions and Out-Licenses that are approved by the Required Investors pursuant to Section 7.3.4, including with respect to intellectual property, and other agreements entered into in the ordinary course of business; (xi) customary non-assignment provisions in leases or licenses governing leasehold or license interests to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder; (xii) customary restrictions in deposit and security account agreements and agreements relating to Cash Management Services, and (xiii) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement document, instrument or arrangement referred to in clauses (i) through (xii) of this Section 7.3.2.2; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not more restrictive, as determined in good faith by Opthea, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
7.3.3
Distributions; Investments. Opthea shall not, without the prior written consent of the Required Investors, (a) pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any capital stock, provided that (i) Opthea may convert any of its equity convertible securities into other equity securities (or cash for partial shares) pursuant to the terms of such equity convertible securities or otherwise in exchange thereof, (ii) Opthea may pay dividends solely in common stock, (iii) Opthea may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, provided that the aggregate amount of all such repurchases does not exceed One Million U.S. Dollars ($1,000,000) per fiscal year; (iv) Opthea may repurchase capital stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such capital stock represents a portion of the exercise, conversion or exchange price thereof; (v) Opthea may repurchase stock or restricted stock units deemed to occur upon the withholding of a portion of the capital stock, options or restricted stock units granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); and (vi) Opthea may enter into Permitted Equity Derivatives in connection with (x) the incurrence of any unsecured convertible Indebtedness (and may settle, terminate or unwind any such Permitted Equity Derivatives in connection with any refinancing, early conversion or maturity of such convertible Indebtedness) or (y) at-the-market offerings (and may settle, terminate or unwind any such Permitted Equity Derivatives in accordance with its terms), or (b) directly or indirectly make any Prohibited Investment (including by the formation of or through any Subsidiary), or permit any of its Subsidiaries to do so. For the avoidance of doubt, nothing in this Section 7.3.3 shall limit the ability of Opthea to pay or settle on conversion, repurchase or exchange (in or for cash and/or equity) any convertible indebtedness or any Permitted Equity Derivatives.
7.3.4
Dispositions. Without the prior written consent of the Required Investors, such consent not to be unreasonably withheld or delayed, Opthea shall not, and shall not permit any Subsidiary to, license, sell, convey, assign, dispose, or otherwise transfer (collectively, “Dispose”) to any Third Party rights to Develop or Commercialize the Product or the Product IP to any Third Party, provided that this Section 7.3.4 shall not apply to any Excluded Licensing Transaction or a Change of Control. Without limiting the generality of the foregoing, other than Excluded Licensing Transactions or pursuant to a Change of Control, neither Opthea nor any of its Subsidiaries will grant a license, sell, convey, assign, dispose, or otherwise transfer rights with respect to any Product IP to any Third Party if such license, sale, conveyance, assignment, disposal or other transfer of rights would materially limit in any respect the right of Opthea to Develop and Commercialize the Product anywhere in the Major Market Countries.
7.3.5
Fundamental Transactions. Opthea will not, (a) without the prior written consent of the Required Investors, liquidate or dissolve or (b) without at least twenty (20) days prior written notice to each Investor, (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.
7.3.6
Sales of Royalty Streams. Neither Opthea nor any of its Subsidiaries shall, without the prior written consent of the Required Investors, sell, transfer or assign, directly or indirectly, in whole or in part, any rights to receive payments of royalties on sales of the Product, returns on net sales of the Product, revenue share or other compensation or license fees with respect to the Product or the Product IP (including any Accounts with respect to such royalties or license fees), provided that the foregoing shall not prohibit any Permitted Disposition or any royalties payable in respect of in-licenses. Neither Opthea nor any of its Subsidiaries shall, without the prior written consent of the Required Investors, create, incur, assume or suffer to exist any Lien, other than any Permitted Lien, on any rights to receive payments of royalties on sales of the Product, returns on net sales of the Product, revenue share or other compensation or license fees the Product IP (including any Accounts with respect to such royalties or license fees).
7.3.7
Termination of Negative Covenants. Upon the Release Date, the negative covenants in this Section 7.3 will terminate.
7.4
Affirmative Covenants. Opthea will do all of the following:
7.4.1
Execution of Additional Security Agreements and Other Further Assurances. Opthea will, upon request of the Collateral Agent (or at the instruction of the Required Investors) from time to time hereafter, execute such security agreements, Deposit Account control agreements, securities account control agreements and other agreements and documents and take and cause its Subsidiaries to take such further action, as reasonably required or desired to perfect or continue the perfection of the Investor Security Interests or to effect the purposes of this Article 7, including by taking the following actions:
(a)
On or before the Restatement Effective Date, Opthea will and, as applicable, will cause its Subsidiaries to, execute and deliver to Collateral Agent the Australian General Security Deed, Guaranty and Deposit Account Control Agreement. In addition to and without limiting the foregoing, Opthea will provide each Investor with five (5) Business Days’ prior written notice before establishing any additional Deposit Account at or with any bank or financial institution for the purpose of serving as a Development Costs Account pursuant to Section 4.4. For each such successor Development Costs Account that Opthea at any time maintains after Opthea’s receipt of any Investor’s first payment under Section 4.2, Opthea will cause the applicable bank or financial institution at or with which any Development Costs Account is maintained to execute and deliver a Deposit Account control agreement, securities account control agreement or other appropriate instrument with respect to such account to perfect Collateral Agent’s first-priority security interest in such account in accordance with the terms hereunder within thirty (30) days after the opening of each such account (or, if later, thirty (30) days after Opthea’s receipt of the first Development Cost payment), which agreement may not be terminated prior to the Release Date without the prior written consent of the Required Investors.
(b)
At Collateral Agent’s request, Opthea will promptly execute and deliver (or cause any Affiliate to execute and deliver) any and all further instruments and documents and take all such other action as Collateral Agent may reasonably deem necessary or desirable to maintain in favor of Investors, Liens on the Collateral that are duly perfected in accordance with the requirements of all Applicable Laws. [***].
7.4.2
Government Compliance. Opthea will maintain, and will cause any Subsidiary that is party to a Transaction Agreement to maintain, its existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Opthea’s business or operations. Opthea will comply, in all material respects, with all laws, ordinances and regulations to which it is subject and with which noncompliance would reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.
7.4.3
Regulatory Compliance. Opthea will not become an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Opthea will not become engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Opthea’s nor any of its Subsidiaries’ properties or assets will be used by Opthea or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Opthea and each of its Subsidiaries will obtain all consents, approvals and authorizations of, make all declarations or filings with, and give all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, unless such failure could not reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.
7.4.4
Protection of Intellectual Property Rights. Opthea will use, and will cause its Subsidiaries to use, Commercially Reasonable Efforts in the exercise of its business judgment to prosecute, protect, defend and maintain the validity and enforceability of material Product IP.
7.5
Conflicts. In the event of any conflict between the provisions of this Article 7 and the Australian General Security Deed, the Australian General Security Deed will prevail.

Article 8

RECORDS
8.1
Accounting. Opthea will maintain and will, as applicable, cause its Subsidiaries to maintain complete and accurate accounting records related to all obligations of Opthea set forth in this Agreement in accordance with Accounting Standards during and for [***] after the conclusion of the Term.
8.2
Clinical Trials-Related Records. Opthea will, and will cause its Affiliates and its and their Permitted Third Parties conducting Development of the Product to, maintain, in good scientific manner, timely, complete and accurate books and records pertaining to Development of the Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records will (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by such party for such period as may be required by Applicable Law.
8.3
Records; Audits.
8.3.1
Following the Original Effective Date, Opthea will keep and maintain accurate and complete records regarding Development Cost expenditures and Net Sales during and for [***] after the conclusion of the Term.

8.3.2
Upon [***] Business Days’ prior written notice from the Required Investors and no more frequently than once per Calendar Year, Opthea will permit an independent certified public accounting firm of internationally recognized standing, selected by the Required Investors and reasonably acceptable to Opthea, to examine the relevant books and records of Opthea and its Affiliates, as may be reasonably necessary to verify Opthea’s compliance with Section 4.3 and Section 4.4 or to determine the correctness of Variable Success Payments made to Investors under this Agreement. The accounting firm will be provided access to such books and records at Opthea’s facility or facilities where such books and records are normally kept and such examination will be conducted during Opthea’s normal business hours. Upon completion of the audit, the accounting firm will provide to Opthea and Investors a written report disclosing whether the reports submitted by Opthea are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Investors. If the report or information submitted by Opthea results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to such other relevant Party.
8.3.3
Upon [***] Business Days’ prior written request from the Required Investors while any Commercialization License remains in effect and no more frequently than once per Calendar Year, Opthea shall exercise any rights it may have under any Commercialization License relating to the Product to cause an inspection and/or audit by an independent public accounting firm of internationally recognized standing, selected by the Required Investors and reasonably acceptable to Opthea, to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Variable Success Payments made to Investors under this Agreement.
8.3.4
The costs and fees of any audit conducted or requested by the Required Investors under this Section 8.3 will be borne by Investors, severally and not jointly, in accordance with their Pro Rata Share, unless such audit reveals an underpayment of amounts owed to Investors of more than [***] in the relevant period(s), in which case Opthea will reimburse Investors for the reasonable expenses incurred by Investors in connection with the audit, which shall include, for avoidance of doubt, all fees of the independent public accounting firm engaged for such purpose.
Article 9

CONFIDENTIAL INFORMATION
9.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the three (3) year period following the conclusion of the Term (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law) or such longer period for which such Confidential Information may be maintained pursuant to Article 8, will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by or on behalf of any other Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement. The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:

9.1.1
was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;
9.1.2
was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;
9.1.3
is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;
9.1.4
has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or
9.1.5
has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of any other Party.
9.2
Authorized Disclosure. Each Party may disclose Confidential Information belonging to any other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure and this section does not permit the disclosure of any information under section 275(4) of the Australian PPSA, unless section 275(7) of the Australian PPSA applies. Each Receiving Party may disclose any other Party’s Confidential Information to its Representatives (and, in the case of Investors, to the Investor LPs), in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement, and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such Person will be liable to such other Party for any breach of such obligations by such disclosee (provided that a Party’s Representative or an Investor LP will only be bound by the obligations set forth in this Article 9 to the extent that such Representative or Investor LP actually receives such Confidential Information). Each Party may also disclose the material terms of this Agreement and updates regarding the Development and Commercialization progress of the Product, or a summary of such Party’s findings during its due diligence investigation of the Product (if applicable) to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner (including, in the case of an Investor, any Investor LP) without the consent of any other Party, and provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such disclosee will be liable to all other Parties for any breach of such obligations by such disclosee. Notwithstanding anything in the foregoing to the contrary, Exhibit K constitutes Opthea’s Confidential Information, and Opthea may disclose Exhibit K to Third Parties as determined by Opthea in its sole discretion. In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of any other Party hereunder.

9.3
Return of Confidential Information. Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party (with such destruction being confirmed in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any license or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information or with Applicable Law. Notwithstanding the foregoing, in the case of Confidential Information of Opthea disclosed by an Investor to Investor LPs, such Investor will request return and/or destruction of such Confidential Information but will not be liable in the event that such Confidential Information is not returned or destroyed.
9.4
Confidential Status of the Agreement. Subject to Section 9.2 and Section 9.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 9, with each Party being deemed a Receiving Party for such purposes. The Parties each acknowledge that it will be necessary for Opthea to file this Agreement with the U.S. Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement and payments made under this Agreement, and accordingly Opthea will prepare a confidential treatment request in connection with such filing and provide Investors a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures, which comments Opthea will consider and incorporate in good faith, and thereafter use Commercially Reasonable Efforts to obtain confidential treatment as to certain terms of this Agreement; provided that Opthea shall not be required to provide Investors the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by Investors.
9.5
Publicity. The Parties recognize that following the Original Effective Date Ocelot SPV LP and Opthea (either individually or jointly) will issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Parties’ written consent (which will not be unreasonably withheld, conditioned or delayed). Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by all Parties; provided, however, that any disclosure of information that is required by Applicable Law (including U.S. federal securities laws and the rules of a securities exchange), as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of any other Party, although the other Parties will be given prompt notice of any such legally required disclosure and, to the extent practicable, will be provided an opportunity to comment on the proposed disclosure and the disclosing Party will consider in good faith any comments provided by the other Parties on such proposed disclosure. For avoidance of doubt, this Section 9.5 shall not restrict Opthea, without prior disclosure or consent of the Investors, from releasing public statements or disclosures regarding Opthea’s development and Commercialization activities with respect to the Product or regarding the subject matter or terms of this Agreement so long as such disclosure relating to the subject matter or terms of this Agreement is consistent with any prior disclosure by Opthea or Investors in respect thereof.
Article 10

INTELLECTUAL PROPERTY AND PERSONALLY
IDENTIFIABLE INFORMATION
10.1
Ownership and Rights.
10.1.1
Ownership.
10.1.1.1
For purposes of determining ownership under this Section 10.1, unless otherwise set forth herein, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).
10.1.1.2
Opthea will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Opthea as of the Restatement Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Investors hereunder, except as expressly set forth herein. Each Investor will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by such Investor as of the Restatement Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Opthea hereunder, except as set forth herein.
10.1.1.3
Opthea (or its Subsidiary party to the Guaranty and Australian General Security Deed) will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) the Product, (b) all discoveries and inventions discovered, developed or invented by, or on behalf of, Opthea or Ocelot SPV LP, and any of their Affiliates, and any Permitted Third Party, in performance of the Product Clinical Trials (including the Research Results), (c) all improvements that are discovered, developed or invented by, or on behalf of Opthea under or in performance of this Agreement that relate to Intellectual Property that is Controlled by Opthea as of the Restatement Effective Date and (d) all Intellectual Property in the foregoing subsections (a) through (c) (all of the foregoing (a)-(d), collectively, the “Trial Inventions”). Subject to Section 7.1, each Investor will, and hereby does, assign to Opthea all rights, title and interest of such Investor in, to and under the Trial Inventions, if any. For the avoidance of doubt, any Trial Inventions that are discovered, developed or invented by members of the JSC or the Advisory Committee that are employed by or affiliated with an Investor will be assigned to Opthea.
10.2
Patent Prosecution. As between Investors and Opthea, Opthea will have sole and exclusive right to prepare, file, prosecute and maintain all Patents within the Product IP, including all Patents that cover the Trial Inventions, at its own expense (provided that Opthea will use Commercially Reasonable Efforts to prosecute and maintain such Patents). At Opthea’s request and expense (for reasonable out-of-pocket expenses), Investors will reasonably cooperate with Opthea in preparing, filing, prosecuting, and maintaining such Patents. Opthea will provide Investors with copies of all patent applications and other material submissions and correspondence filed with any patent counsel or patent authorities pertaining to the Product IP following reasonable request by any of the Investors. Opthea will promptly provide Investors with copies of all material correspondence sent to or received from any patent counsel or patent authorities pertaining to the Product IP, following reasonable request by any of the Investors.
10.3
Intellectual Property Enforcement.
10.3.1
Infringement of Product IP. Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed will have the sole and exclusive right, and will use and cause such Subsidiary to use Commercially Reasonable Efforts to enforce the Product IP Controlled by Opthea or such Subsidiary, including Intellectual Property that covers the Trial Inventions, against Third Party Infringement at its sole expense. Each Party shall promptly inform the other Parties of any infringement by a Third Party of any Product IP of which such Party becomes aware. Opthea shall provide to Investors a copy of any written notice delivered by Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed to a Third Party alleging or claiming such Third Party Infringement, as well as copies of material correspondence sent to or received by Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed related thereto, as soon as practicable and in any event not more than five (5) Business Days following such delivery or receipt. Prior to initiating, or permitting a licensee to initiate (if applicable), an enforcement action regarding any suspected Third Party Infringement, Opthea shall provide Investors with written notice of such enforcement action. Opthea will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Investors reasonably informed (provided that Opthea shall not have sole control and responsibility if an Investor or any of its Affiliates are named in any related actions or litigation, unless the relevant Parties agree separately and specifically in writing).
10.3.2
Infringement of Third Party Rights. If any Party learns of Third Party allegations that Opthea or any of its Affiliates or Permitted Third Parties, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of a Third Party in connection with either the Product Clinical Trials or performing its obligations or duties hereunder, such Party will promptly notify the other Parties. Opthea shall provide to Investors a copy of any written notice received by Opthea from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, as well as copies of material correspondence sent to or received by Opthea related thereto, as soon as practicable and in any event not more than five (5) Business Days following such delivery or receipt. Opthea will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Investors reasonably informed (provided that Opthea shall not have sole control and responsibility if an Investor or any of its Affiliates are named in any related actions or litigation, unless the relevant Parties agree separately and specifically in writing). Opthea will not settle or compromise any allegation, action or litigation in a way that admits fault or liability on the part of any Investor or otherwise results in any cost or liability on the part of any Investor.
10.4
Personally Identifiable Information.
10.4.1
In conducting the Product Clinical Trials and its other obligations under this Agreement, Opthea will comply, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to comply, with Applicable Laws relating to privacy or data protection applicable to Opthea or the Product Clinical Trials being conducted by or on behalf of Opthea, including ensuring that all necessary (a) consents from Clinical Investigators, Subjects and any others from whom Personally Identifiable Information will be received are obtained; (b) regulatory notifications are filed in all countries for which Sites have been selected; and (c) approvals are obtained in all countries for which Sites have been selected, prior to collection or transfer of such Personally Identifiable Information. Without prejudice to the generality of the foregoing, Opthea will comply with the General Data Protection Regulation (2016/679) (“GDPR”), and will ensure the information referred to in Applicable Laws and, if applicable, in particular Articles 13 and 14 of is made available to data subjects (as defined in the GDPR) in relation to the processing of their Personally Identifiable Information by Opthea when acting as a data controller (as defined in the GDPR), and the information is in a concise, transparent, intelligible and easily accessible form, using clear and plain language as required by Article 12 of the GDPR.
10.4.2
Opthea will not process, and will use Commercially Reasonable Efforts to require that each applicable Permitted Third Party does not process, any Personally Identifiable Information in a way that is contrary to Applicable Laws.
10.4.3
Opthea will maintain, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to maintain, appropriate and sufficient technical and organizational security measures to maintain the confidentiality of Personally Identifiable Information and to protect such data against accidental or unlawful destruction or accidental loss, damage, alteration, unauthorized disclosure or access, in particular where such data is transmitted over a network. These technical and organizational security measures will ensure a level of security appropriate to the risk, including, as appropriate, (a) pseudonymisation and encryption; (b) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services; (c) the ability to restore the availability and access to the Personally Identifiable Information in a timely manner in the event of a physical or technical incident; and (d) a process for regularly testing, assessing and evaluating the effectiveness of those measures.
10.4.4
Opthea will promptly notify Investors of: (a) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence; and (b) the transmittal of any related breach notification to any affected person, Governmental Authority or the media. Opthea will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to notify Opthea of: (i) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence and (ii) the transmittal of any related breach notification to any affected person, Governmental Authority or the media. Opthea shall not disclose any Personally Identifiable

Information to an Investor without prior notice to such Investor and receipt of such Investor’s express prior consent.
Article 11

INDEMNIFICATION AND INSURANCE
11.1
Indemnification by Each Party.
11.1.1
By Investors. Each Investor will, severally and not jointly, indemnify and hold Opthea, its Affiliates and its and their respective officers, directors, employees and agents (the “Opthea Indemnified Parties”) harmless from any and all Losses awarded against or incurred or suffered by such Opthea Indemnified Party, whether or not involving a claim or demand made by any Person other than Opthea or an Investor or Collateral Agent against an Opthea Indemnified Party or an Investor Indemnified Party, as applicable (a “Third Party Claim”), arising or resulting from (a) any breach of any of the representations and warranties of such Investor in this Agreement or (b) any breach of any of the covenants or agreements made by such Investor in this Agreement. Any amounts due to any Opthea Indemnified Party hereunder shall be payable by such Investor to such Opthea Indemnified Party upon demand.
11.1.2
By Opthea. Opthea will indemnify and hold each Investor, its Affiliates, its investors and its and their respective officers, directors, employees and agents (the “Investor Indemnified Parties”), harmless from any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party, whether or not involving a Third Party Claim, arising or resulting from (a) any breach of any of the representations and warranties of Opthea in this Agreement or (b) any breach of any of the covenants or agreements made by Opthea in this Agreement (provided that the foregoing shall exclude any indemnification to any Investor Indemnified Party that results from the bad faith, gross negligence or willful misconduct of any Investor Indemnified Party). Any amounts due to any Investor Indemnified Party hereunder shall be payable by Opthea to such Investor Indemnified Party upon demand.
11.2
Indemnification Procedure for Third Party Claims.
11.2.1
Notice of Claim. A Party believing that it is entitled to indemnification in respect of Losses under Section 11.1.1 or Section 11.1.2 (an “Indemnified Party”) involving a Third Party Claim will give prompt written notice (an “Indemnification Claim Notice”) to the indemnifying Party (the “Indemnifying Party”) upon receipt of notice of the commencement of any Third Party Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Third Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.2.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Each such notice will contain a description of the Third Party Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

11.2.2
Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Third Party Claim.
11.2.3
Right to Participate in Defense. Without limiting Section 11.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Third Party Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Third Party Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 11.2.2.
11.2.4
Settlement. With respect to any Losses related solely to payment of money damages in connection with a Third Party Claim that (a) includes a complete and unconditional release of the Indemnified Party, (b) will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and (c) as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, only if it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

11.2.5
Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
11.2.6
A claim by an Indemnified Party under Section 11.1 for any matter not involving a Third Party Claim and in respect of which such Indemnified Party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the Indemnifying Party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or a reasonable estimate of Losses reasonably expected to be incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Section 11.1.1 or 11.1.2, as applicable, for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or a reasonable estimate of such Losses. For all purposes of this Section 11.2.6, Opthea shall be entitled to deliver such notice of demand to the indemnifying Investor on behalf of the Opthea Indemnified Parties, and each Investor shall be entitled to deliver such notice of demand to Opthea on behalf of the such Investor’s Investor Indemnified Parties.
11.3
Insurance.
11.3.1
Generally. Commencing as of the Original Effective Date and thereafter during the Development Term, Opthea will carry and maintain, at its own expense, insurance coverage of the kind and with liability limits that, at a minimum, satisfy the requirements listed below with insurers with a minimum “A-” A.M. Best rating. Any deductibles for such insurance policies will be assumed by Opthea. Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to each Investor and its Affiliates. Prior to the Original Effective Date, and annually, at each anniversary of the Original Effective Date (unless, during such year, expiration of the applicable policy occurs first, in which case, on such expiration date), at any of the Investors’ written request, Opthea will supply documentation of such insurance coverage via original certificates of insurance, if applicable. Opthea will provide Investors with a minimum of thirty (30) days prior written notice if it is unable to obtain appropriate insurance coverage or if its coverage is canceled, unable to be renewed or materially changed. For clarity, any insurance coverage or the failure to maintain adequate insurance coverage does not limit or reduce Opthea’s liability under this Agreement. Opthea will ensure that no subcontractor, including any Permitted Third Party, will continue to perform the work unless such subcontractor is insured as deemed appropriate by Opthea.
11.3.2
Minimum Requirements. Commencing on the Original Effective Date and thereafter during the Term (or longer if otherwise stated below), Opthea will maintain the following types of insurance coverage at a minimum level that is the greater of (a) the highest minimum level required by Applicable Law in the countries in which the Product Clinical Trials and other obligations hereunder are being performed or (b) the following (to the extent different).
11.3.2.1
Commercial General Liability: [***] per occurrence; [***] aggregate, including Premises & Operations, and Personal Injury.
11.3.2.2
Excess Liability: [***] per occurrence; [***] aggregate, including Premises & Operations and Personal Injury.
11.3.2.3
Clinical Trials Liability: [***] per occurrence and in the aggregate. Opthea will obtain such Clinical Trials Liability insurance on a global basis, and, if required, supplemented Clinical Trials Liability insurance in the US, at its expense. Coverage must be maintained for as long as required by Applicable Law in each country after release of the last Subject from the Product Clinical Trials or where there is no legal requirement at least [***] after the termination of the Agreement.
11.3.2.4
Professional Liability: Each clinical research organization who provides professional services to Opthea for a Product Clinical Trial will obtain Professional Liability Insurance in lieu of Clinical Trial Insurance, with a minimum limit of [***] per occurrence. Coverage must be maintained for at least [***] after the later of (i) expiration or early termination of this Agreement and (ii) release of the last Subject from the Product Clinical Trials.
11.3.3
Additional Insured. Opthea will include Investors and their Affiliates as additional insured parties on Opthea’s global Clinical Trial Liability insurance policy, as set forth in Section 11.3.2.3, for [***] after the later of termination of this Agreement or release of the last Subject from the Product Clinical Trials.
11.3.4
Product Liability Insurance. Opthea will be responsible for maintaining product liability insurance related to the Development and Commercialization of the Product at its expense.
Article 12
REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS
12.1
Representations and Warranties of the Parties.
12.1.1
Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.
12.1.2
Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.
12.1.3
[***].

12.2
Additional Opthea Representations, and Warranties. Opthea hereby represents and warrants to each Investor that:
12.2.1
No Contravention. The execution, delivery and performance by Opthea of this Agreement and each of the other Transaction Agreements, and the execution, delivery and performance by each Subsidiary of Opthea that is party to a Transaction Agreement, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of Opthea’s or such Subsidiary’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any lien or encumbrance under, or require any payment to be made under (i) any contractual obligation to which Opthea or any of its Subsidiaries is a party or affecting Opthea or the properties of Opthea or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Opthea or its Subsidiaries or their respective property is subject; or (c) violate any Applicable Law, except in the case of this Section 12.2.1, with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a material adverse effect on Opthea’s ability to satisfy its obligations under this Agreement.
12.2.2
Licensure, Registration and Accreditation. Opthea is licensed, registered, or otherwise qualified under all Applicable Laws to do business in each jurisdiction where such licenses, registrations or other qualifications are required.
12.2.3
Manufacturing Agreements. As of the Restatement Effective Date, each agreement or arrangement (including any memorandum of understanding regarding a future agreement and any statement of work) between Opthea or any of its Affiliates and any Third Party related to the production, manufacture, supply, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing and storage of the Product or any active ingredient used in combination with the product, including, but not limited to, aflibercept and ranibizumab (including bulk drug product, bulk drug substance and finished product) (each, together with any amendment, supplement or modification thereto, an “Existing Contract Manufacturing Agreement”) is listed on Schedule 12.2.3. A true, correct, and complete copy of Existing Contract Manufacturing Agreement has been made available to each Investor. There is and has been no material breach or default under any provision of any Existing Contract Manufacturing Agreement either by Opthea or by the respective counterparty (or any predecessor thereof) thereto.
12.2.4
Debarment. Neither it, nor its Affiliates, nor, to its Knowledge, any Permitted Third Parties engaged by it to perform activities in relation to the Product are debarred or has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a or any similar Applicable Laws, and that it has not used and will not knowingly use in any capacity the services of any Person or Permitted Third Party debarred (or otherwise disqualified) to conduct the Product Clinical Trials. Opthea further certifies that neither it, nor any of its Affiliates, are excluded or has been convicted of any crime of engaged in any conduct for which such person or entity could be excluded from any federal health care program, including but not limited to Medicare and Medicaid. No debarment or exclusionary claims, actions, proceedings or investigations are pending or threatened against Opthea or any of its Affiliates, or, to the Knowledge of Opthea, any of their respective representatives. Opthea further represents and warrants that neither Opthea nor any of its Affiliates, nor any representative of Opthea or any of its Affiliates, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Opthea will notify Investors promptly if any of the representations in this Section 12.2.4 become incorrect.
12.2.5
Clinical Trial Permits; Certifications; Authorizations. As of the Restatement Effective Date, it and its Permitted Third Parties have, or will have at the required times, such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it. All such INDs and other filings are (i) valid and in full force and effect and no default has occurred, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements, and (iv) in good standing, valid and enforceable. Opthea and its Affiliates have filed (or are in the process of making the filings of) all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other required information with the FDA and all other applicable Regulatory Authorities, and all such information is accurate and complete in all material respects. Except as has been made available to Investors, Opthea has not received any notice that the FDA, other Regulatory Authority, institutional review board or independent ethics committee, has initiated, or threatened to initiate, a Clinical Hold or any action to suspend, delay or terminate any IND or otherwise restrict the preclinical or clinical research of either Product.
12.2.6
Disclosure of Regulatory Communications. As of the Original Effective Date, the regulatory communications including, if any, meeting minutes, annual reports, notices of inspection, inspection reports, warning or untitled letters, notices of adverse findings, deficiency letters related to the Product, and similar documents made available by Opthea in the Data Room were true and complete copies of such documents. Opthea hereby represents and warrants that such documents comprise all material written regulatory communications related to Opthea or any of its Affiliates, the conduct of the Development Program, or the Product submitted by Opthea or its Affiliates to or received by Opthea or its Affiliates from the FDA and all other applicable Regulatory Authorities as of the Original Effective Date.
12.2.7
CRO Inquiry. Up to and as at the Restatement Effective Date, after due inquiry to all applicable CROs responsible for conducting the Product Clinical Trials, Opthea has not received any verbal or written notice of the occurrence of any Serious Safety Issue in the Product Clinical Trials.
12.2.8
Compliance. The Product is and has been researched, developed, manufactured, processed, stored, labeled, supplied, promoted, tested, imported, exported, distributed, marketed, licensed, sold or otherwise commercialized by or on behalf of Opthea or any of its Affiliates in compliance in all material respects with all applicable Health Laws. None of Opthea or any of its Affiliates has received any written notice or other communication from any

Regulatory Authority alleging any material violation of any Health Law and there are no investigations, suits, claims, actions or proceedings against or affecting the Product, the Development Program, or Opthea or any of its Affiliates relating to or arising under Health Laws or any Applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.
12.2.9
Preclinical and Clinical Activities. Prior to the Restatement Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Product in material compliance with Applicable Laws, including GLP and GCP and applicable regulations and guidance that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term is defined under Applicable Laws in the United States and equivalent Applicable Laws in other jurisdictions) and Applicable Laws governing the privacy of patient medical records and other personal information and data, and (b) to Opthea’s Knowledge, all Third Parties utilized by Opthea to perform any portion of the preclinical and clinical activities have conducted such portion of such preclinical and clinical activities in material compliance with Applicable Laws. Further, no clinical investigator, researcher, or clinical staff participating in any Product Clinical Trial conducted by or on behalf of Opthea or any of its Affiliates, or in which Opthea or any of its Affiliates have participated, has been disqualified from participating in studies involving the Product, and to Opthea’s Knowledge, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.
12.2.10
Manufacturing. The manufacture of the Product, including any clinical supplies used in clinical trials, by or on behalf of Opthea and any of its Affiliates has been conducted in material compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other Applicable Laws. No manufacturing site used for the manufacture of the Product is subject to a Regulatory Authority shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Regulatory Authority alleging or asserting noncompliance with any Applicable Law, and to Opthea’s Knowledge, neither the FDA or any other Regulatory Authority is considering such action. In addition, Opthea and each of its Affiliates are in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all similar Applicable Laws. To Opthea’s Knowledge, no Product has been adulterated or misbranded.
12.2.11
Intellectual Property.
12.2.11.1
It, or a wholly-owned Subsidiary of it that is party to the Guaranty and the Australian General Security Deed, owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for the Development, manufacture and Commercialization of the Product as currently conducted and proposed to be conducted with respect to the Product.
12.2.11.2
Neither Opthea nor any of its Subsidiaries is a party to any past or pending, and neither Opthea nor any of its Subsidiaries has received notice of any, action, suit, proceeding, investigation, or claim that claims or alleges that the Development, manufacture and Commercialization of the Product by Opthea as currently conducted with respect to the Product infringes, misappropriates, or otherwise violates any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. To the Knowledge of Opthea, no circumstances have occurred or are occurring that would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation, or claim that claims or alleges that the Development, manufacture and Commercialization of the Product by Opthea as currently conducted and proposed to be conducted with respect to the Product infringes or will infringe, misappropriates or will misappropriate, or otherwise violates or will violate any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. Opthea has not received any communications alleging that Opthea has violated, or that the Development, manufacture or Commercialization of the Product does or will violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. To the Knowledge of Opthea, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Product IP.
12.2.11.3
There are no outstanding options, licenses or agreements of any kind granted by or to Opthea relating to the Development, manufacture or Commercialization of the Product, except as set forth on Schedule 12.2.11.3.
12.2.11.4
Opthea, whether directly or through a wholly-owned Subsidiary of Opthea that is party to the Guaranty and the Australian General Security Deed, is the sole and exclusive registered owner of all Product IP. Schedule 12.2.11.4 hereto sets forth an accurate and complete list of all Patents included in the Product IP (the “Product Patents”) as of the Restatement Effective Date. For each Product Patent, Opthea has indicated (i) the jurisdiction in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the owner of such Patent, and (iv) the expiration date of the Patent. All of the patents within the Product Patents that have been issued or granted by the applicable patent office are valid and enforceable and in full force and effect, and have not lapsed, expired or otherwise terminated.
12.2.11.5
Opthea has not received any notice or legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Product Patents may succeed or otherwise alleges that an issued Product Patent is invalid or unenforceable.
12.2.11.6
Opthea has not received any claim or notice challenging, or threatening to challenge, the ownership of, or rights of Opthea or its Subsidiaries in and to or the validity or enforceability of the Product Patents. Neither Opthea nor any of its Subsidiaries has committed any act, or failed to commit any required act that would reasonably be expected to cause any Product Patent to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Product Patent against any Third Party.
12.2.11.7
Opthea has not received any notice that there is any, and, to the Knowledge of Opthea, there is no, Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.
12.2.11.8
Except as set forth on Schedule 12.2.11.8(a), there are no In-Licenses (any In-License set forth on Schedule 12.2.11.8(a), an “Existing In-License”). A true, correct and complete copy of each Existing In-License has been provided to Investors by Opthea in the Data Room. Neither Opthea nor the respective counterparty thereto have made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of each Existing In-License except as set forth on Schedule 12.2.11.8(b).
12.2.11.9
Each Existing In-License is a valid and binding obligation of Opthea and, to the Knowledge of Opthea, the counterparty thereto. Each Existing In-License is enforceable against Opthea and, to the Knowledge of Opthea, against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Opthea has not received any written notice in connection with any Existing In-License challenging the validity, enforceability or interpretation of any provision of such agreement.
12.2.11.10
Opthea has not (A) given notice to a counterparty of the termination of any Existing In-License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing In-License or (B) received from a counterparty thereto any written notice of termination of any Existing In-License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing In-License.
12.2.11.11
There is and has been no material breach or default under any provision of any Existing In-License either by Opthea or, to the Knowledge of Opthea, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by Opthea or, to the Knowledge of Opthea, by the respective counterparty to such agreement. Opthea has not notified the respective counterparty to any Existing In-License or any other Person of any claims for indemnification under any Existing In-License nor has Opthea received any claims for indemnification under any Existing In-License.
12.2.11.12
Opthea has not received any written notice from, or given any written notice to, any counterparty to any Existing In-License regarding any infringement of any of Product Patents licensed thereunder.

12.2.12
Opthea Data Provided as of the Original Effective Date. Up to and as of the Original Effective Date, (i) the CMC Information set forth in the Data Room is accurate in all material respects, (ii) the descriptions of, Protocols for, and data and other results of, the Product Clinical Trials conducted by or on behalf of Opthea set forth in the Data Room are accurate and complete and there are no omissions from such documents, data and other results that render such documents, data or other results materially misleading and (iii) the summaries of primary data regarding the Product set forth in the Data Room are accurate and complete in all material respects, and there are no omissions from such summaries as so presented that render such summaries materially misleading.
12.2.13
Provision of Information. All information made available by or on behalf of Opthea to Investors or their respective Affiliates with regard to the Product or the Product Clinical Trials in connection with this Agreement was (when provided) and is (as of the Restatement Effective Date) true, accurate and complete in all material respects, and that Opthea has not knowingly or, to Opthea’s and its Affiliates’ Knowledge (after due inquiry), negligently failed to disclose to Investors any information in its or its Affiliates’ control or possession, or of which Opthea is aware, that would be reasonably necessary to make any information that has been disclosed to Investors prior to the Restatement Effective Date with respect to the Product and the Development activities contemplated under this Agreement not misleading in any material respect, including any information regarding any impact on the manufacturing, supply chain, Development or Commercialization of the Product resulting from the coronavirus identified as COVID-19 (and/or variants thereof).
12.2.14
Security Interest; Priority. As of the Restatement Effective Date, (a) this Agreement creates a valid security interest in favor of the Collateral Agent in the Collateral and, when properly perfected by filing, will constitute a valid and perfected first priority security interest in the Collateral, to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens, (b) Opthea has not authenticated any agreement authorizing any secured party thereunder to file a financing statement, except to perfect Permitted Liens, (c) with respect to the Development Costs Account, upon execution and delivery of the Deposit Account Control Agreement, the Collateral Agent will have a valid and perfected, first-priority security interest in the Development Costs Account.
12.2.15
Contingent Liabilities. Except as reflected in Opthea’s consolidated balance sheet or notes to Opthea’s financials for the year ended June 30, 2023 included in its Annual Report on Form 20-F for the year ended June 30, 2023, as of the Restatement Effective Date, Opthea and its Subsidiaries do not have any contingent liabilities that would be required to be reflected on Opthea’s balance sheet or in the notes to Opthea’s financials in accordance with Accounting Standards except for (i) obligations in connection with this Agreement, and (ii) other contingent liabilities incurred in the ordinary course of business that are not material to the business of Opthea and its Subsidiaries, taken as a whole.
12.2.16
Brokers’ Fees. Except as set forth on Schedule 12.2.16, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Opthea who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

12.2.17
National Security Land. Neither Opthea nor any of its Subsidiaries that is party to a Transaction Agreement (i) owns (whether legally or beneficially), or operate, a business that is a “national security business”; or (ii) holds any interest (whether legal or equitable) in Australian land that is “national security land” (with “national security business” and “national security land” having their respective meanings as provided by the Foreign Acquisitions and Takeovers Act 1975 (Cth of Australia).
12.2.18
No Illegal and Improper Business Practices. Opthea, its Subsidiaries and its and their respective Representatives (a) have not obtained or induced directly or indirectly through any person and will not attempt to so obtain or induce the procurement of this Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Agreement or a favorable relationship with [***] through any violation of any applicable law or regulation; and (b) have not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratuity, bribe or kickback, whether described as a consultation fee or otherwise (“Fees”), with the object of obtaining or inducing the procurement of this Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Agreement, except as may be set out in a separate schedule to this Agreement. For the avoidance of doubt, the following shall not be deemed to be Fees within the meaning of this paragraph: (i) any payments that are legitimate in the normal course of business between each party hereto pursuant to this Agreement, (ii) items, including refreshments, of an inconsequential or immaterial cost or value, and (iii) the regular and customary compensation and benefits received by any party’s employees in the ordinary course of business and consistent with past practice.
12.3
Investor Representation, Warranty and Covenant. Each Investor hereby represents, warrants and covenants that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder. Such Investor does not assume any obligations to, and will have no rights to engage in, any research, Development, promotion and/or Commercialization of the Product, which remains the sole responsibility of Opthea. Such Investor further represents that it (i) is not organized or operating in a jurisdiction subject to a U.S. government embargo, including Cuba, Iran, North Korea, Syria, the Crimea Region, the Donetsk People’s Republic and Luhansk People’s Republic located in Ukraine, and (ii) does not appear on and is not otherwise subject to sanctions administered by U.S. or Australian Governmental Authorities, including being designated under the Foreign Sanctions Evaders List or the Specially Designated Nationals and Blocked Persons List administered by the Department of the Treasury’s Office of Foreign Assets Control, or (ii) the Entity List, Denied Persons List, or Unverified List maintained by the Department of Commerce’s Bureau of Industry and Security (collectively, the “Restricted Party Lists”).
12.4
Additional Opthea Covenants.
12.4.1
Commercialization Licenses.
12.4.1.1
Opthea shall promptly (and in any event within ten (10) Business Days) provide Investors with (i) executed copies of each executed Commercialization License, and (ii) executed copies of each amendment,

supplement, modification or written waiver of any provision of any Commercialization License.
12.4.1.2
Opthea will use Commercially Reasonable Efforts to include in each Commercialization License (i) provisions permitting Opthea to audit the applicable Commercialization Partner on terms and conditions consistent in all material respects with Investors’ rights to audit Opthea set forth in Section 8.3 and (ii) provisions requiring the applicable Commercialization Partner to exercise efforts no less stringent, in all material respects, than Commercially Reasonable Efforts in Commercializing the Product and maximizing Net Sales of the Product.
12.4.1.3
Opthea shall provide Investors prompt written notice of any Commercialization Partner’s breach or default under the Commercialization License(s) to which it is party, to the extent Opthea gains Knowledge thereof. Opthea shall provide Investors with written notice following the termination of any Commercialization License.
12.4.2
Anti-Corruption. Opthea agrees, on behalf of itself and Subsidiaries and its and their respective Representatives, that in the performance of its obligations hereunder:
12.4.2.1
Opthea, its Subsidiaries and its and their respective Representatives will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause Investors or its Affiliates to be in violation of any Anti-Corruption Laws; and
12.4.2.2
Opthea will promptly provide Investors with written notice of the following events: (a) upon becoming aware of any breach or violation by Opthea, its Affiliates or any of its or their respective Representatives of any representation, warranty or undertaking set forth in Section 12.4.2.1, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.
12.4.3
Required Permits. Opthea covenants that it and its Permitted Third Parties have, or will have at the required times, such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it.
12.4.4
Intellectual Property. Opthea covenants that, except as otherwise agreed in writing by the Required Investors, all Product IP owned by Opthea as of the Restatement Effective Date or which Opthea owns in the future will at all times during the Term continue to be owned by Opthea or a wholly owned Subsidiary of Opthea party to the Guaranty and the Australian General Security Deed.

12.4.5
In-Licenses. Opthea shall comply in all material respects with its obligations under any In-Licenses and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, Opthea shall provide Investors a copy thereof. Opthea shall use Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to Investors upon curing any such breach. Opthea shall provide Investors with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. Opthea shall not terminate any In-License without providing Investors prior written notice. Promptly, and in any event within five (5) Business Days following Opthea’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, Opthea shall provide Investors a copy thereof.
12.4.6
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 12, NO PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCT.
Article 13

TERM; Closing Conditions; AND TERMINATION
13.1
Term. The term of this Agreement (the “Term”) will commence on the Original Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 13.4, or (ii) the time that Investors have received Success Payments, in the aggregate, equal to the Fixed Return Cap.
13.2
Pre-Signing Conditions.
13.2.1
[Reserved].
13.2.2
Australian General Security Deed. On or before the Restatement Effective Date, Opthea will execute and deliver to Collateral Agent the Australian General Security Deed, as set forth in Section 7.4.1(a), as such Australian General Security Deed may be amended, to reflect the Collateral Agent and the Investors as secured parties thereunder.
13.2.3
Guaranty. On or before the Restatement Effective Date, Opthea will cause to be executed and delivered to Collateral Agent and each Investor the Guaranty, as set forth in Section 7.4.1(a) , as may be amended, to reflect the Collateral Agent and each Investor as beneficiaries thereunder.
13.2.4
[Reserved].

13.2.5
Opinion. On or before the Restatement Effective Date, Opthea will deliver to each Investor an executed opinion of (i) Cooley LLP in its capacity as U.S. counsel to Opthea, and (ii) DLA Piper Australia in its capacity as Australian counsel to Collateral Agent, each dated as of the date hereof.
13.2.6
[Reserved].
13.2.7
IRS Withholding Form. On or prior to the Restatement Effective Date, Opthea will execute and deliver to [***] a valid and complete IRS Form W-8BEN-E.
13.2.8
[Reserved].
13.3
Post-Signing Deliverables.
13.3.1
Data Room. No later than five (5) days following the Restatement Effective Date, Opthea (i) shall provide [***] with a copy of the Data Room as it existed as of the Original Effective Date, or (ii) if such a copy is not available, shall provide copies of any documents available in the Data Room as of the Original Effective Date to [***] upon such [***]’s request.
13.4
Termination.
13.4.1
Mutual Termination. This Agreement may be terminated at any time by mutual written agreement of all of the Investors and Opthea.
13.4.2
Fundamental Material Breach. This Agreement may be terminated immediately and in its entirety: (i) by Opthea, in the event of a failure to fund by any Investor as set forth in Section 4.1 and Section 4.2, (ii) by the Required Investors in the event of the failure by Opthea to pay any Success Payment when due, (iii) by the Required Investors, in the event of a breach by Opthea of Section 2.1, Section 3.3, Section 3.7, or Section 10.3.1 ([***]), (iv) by the Required Investors, in the event of a failure by Opthea to complete a Clinical Trial Activity within thirty (30) days (or such longer period as may be agreed to between Opthea and the Required Investors) following the date specified for completion on the applicable Timeline Remediation Plan, pursuant to Section 2.4.3 ([***]), or (v) by the Required Investors, in the event of a failure by Opthea to use Commercially Reasonable Efforts to Develop, Commercialize and maximize Net Sales of the Product as set forth herein ([***]), provided, in each case (i) through (v), that (A) the failing or breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and (B) solely if the consequences of such failure or breach can be cured, such breach or failure has not been cured within [***] after the date of the relevant notice, in the case of clauses (i) and (ii), or [***] after the date of the relevant notice, in the case of clauses (iii) (except with respect to Section 3.7.2) and (v). The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party.
13.4.2.1
By Required Investors. In the event that the Required Investors terminate this Agreement pursuant to clause (iii) or (iv) of Section 13.4.2, Opthea will pay each Investor within [***] of the date of termination, an amount equal to the Development Costs paid by such Investor prior to the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea to such Investor.
13.4.2.2
By Opthea. In the event that Opthea terminates this Agreement pursuant to clause (i) or (ii) of Section 13.4.2, Opthea will not be required to pay any further Success Payments.
13.4.3
Termination for Material Breach. In the event of a material breach of this Agreement not otherwise covered in Section 13.4.2, Opthea (in the case of a breach by Investors) or the Required Investors (in the case of a breach by Opthea) will have the right to terminate this Agreement on [***] written notice to the breaching Party (which notice shall specify in reasonable detail the particulars of the alleged breach), unless (solely if the consequences of such breach can be cured) the breaching Party cures such breach within such [***] period. The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party.
13.4.3.1
If the Required Investors terminate this Agreement pursuant to this Section 13.4.3, Opthea will pay each Investor, within [***] following the date of termination, an amount equal to [***] of the Development Costs paid by such Investor prior to the effective date of such termination, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea. In the event that the Required Investors terminate this Agreement pursuant to this Section 13.4.3.1, and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investors any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the amount previously paid to Investor as set forth in this Section 13.4.3.1.
13.4.3.2
If Opthea terminates this Agreement pursuant to this Section 13.4.3.2, and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investors any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3.
13.4.3.3
[***].
13.4.4
Termination by Investors for Material Adverse Event. If a Material Adverse Event occurs, the Required Investors will have the right to terminate this Agreement on [***] written notice to Opthea, unless (solely if the consequences of such Material Adverse Event can be cured) the Material Adverse Event is cured by Opthea within such [***] period. If the Required Investors terminate this Agreement pursuant to this Section 13.4.4 and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investors any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payment and the Fixed Return Cap will be adjusted as set forth in Section 6.3.
13.4.5
Termination for Failure to Receive Regulatory Approval.
13.4.5.1
Failure to Obtain Regulatory Approval. This Agreement will, upon written notice from either Opthea or the Required Investors to the other Party, terminate in its entirety with no further action from any Party, if the Product has not received Regulatory Approval following conduct and completion of the Product Clinical Trials, Opthea’s submission of applications for Regulatory Approval in the U.S., EU or UK in accordance with this Agreement, and Opthea’s use of Commercially Reasonable Efforts to obtain such Regulatory Approvals in accordance with this Agreement. For the avoidance of doubt, if Regulatory Approval is received in any jurisdiction, then this Agreement may not thereafter be terminated pursuant to this Section 13.4.5.1.
13.4.5.2
Development Program Failure. The Required Investors will have the right to terminate this Agreement upon written notice to Opthea if the ShORe Trial or the COAST Trial is completed or terminated and either (i) the primary endpoint in such trial is not achieved, or (ii) the Required Investors reasonably determine that the Research Results of such trial do not support Regulatory Approval. For the avoidance of doubt, if an application for Regulatory Approval is accepted for filing by a Regulatory Authority in the U.S, EU or UK then this Agreement may not thereafter be terminated pursuant to this Section 13.4.5.2.
13.4.5.3
If the Required Investors terminate this Agreement pursuant to this Section 13.4.5 and Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investors any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, reduced by the amount of any Change of Control Payment previously paid by Opthea, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3.
13.4.6
Termination for Bankruptcy. This Agreement may be terminated by the Required Investors if Opthea (a) (i) commences a voluntary case under the U.S. federal or Australian bankruptcy or insolvency laws (as now or hereafter in effect), (ii) files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consents to or fails to contest within [***] and in appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applies for or consents to, or fails to contest within [***] and in appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, or liquidator of itself or of a substantial part of its property, (v) admits in writing its inability to pay its debts as they become due (or, in respect of Opthea, is presumed or deemed at law to be unable to pay its debts as they fall due), (vi) makes a general assignment for the benefit of creditors, or (vii) takes any corporate action for the purpose of authorizing any of the foregoing; or (b) is subject to a case or other proceeding that is commenced against it in any court of competent jurisdiction seeking (i) relief under the U.S. federal or Australian bankruptcy or insolvency laws (as now or hereafter in effect) or under any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator, administrator, or the like for it or all or any substantial part of its assets, and under either clause (i) or (ii), such case or proceeding has continued without dismissal or stay for a period of [***] or an order granting the relief requested in such case or proceeding is entered. This Agreement may be terminated by Opthea if all of the Investors are subject to any of the conditions set forth in limbs (a) and (b) in the foregoing sentence.
13.4.6.1
In the event that the Required Investors terminate this Agreement pursuant to this Section 13.4.6, then Opthea will pay each Investor an amount equal to the Development Costs paid by such Investor as of the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea to such Investor.
13.4.6.2
In the event that Opthea terminates this Agreement pursuant to this Section 13.4.6, if Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to each Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, reduced by the amount of any Change of Control Payment previously paid by Opthea to such Investor, provided that such Fixed Success Payments and Fixed Return Cap will be adjusted as set forth in Section 6.3.
13.4.7
Termination for Change of Control.
13.4.7.1
Within [***] following a Change of Control, either Opthea (or its successor in such Change of Control) in its sole discretion, or Investors (provided that all Investors unanimously agree to terminate this Agreement pursuant to this Section 13.4.7) may terminate this Agreement (for the avoidance of doubt, whether or not this Agreement is terminated pursuant to this Section 13.4.7, Opthea (or its successor, if applicable) will pay to Investors the Change of Control Payment pursuant to Section 6.7.3). In the event that Opthea or its successor terminates this Agreement pursuant to this Section 13.4.7, then Opthea will pay to Investors, within [***] after the date of termination, a one-time payment, in lieu of the Success Payments (other than Success Payments already paid), calculated based on the remaining Success Payments in the same manner as the

Approval Buy-Out Payment in Section 6.7.1, if Regulatory Approval has previously been obtained, or in the same manner as the General Buy-Out Payment in Section 6.7.2, if Regulatory Approval has not previously been obtained, and in each case as adjusted pursuant to Section 6.3 and reduced by the Change of Control Payment previously paid.
13.4.7.2
If this Agreement is not terminated pursuant to Section 13.4.7.1, this Agreement shall continue in full force and effect, provided that any Fixed Success Payments and the Fixed Return Cap that become due and payable will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the Change of Control Payment previously paid.
13.4.8
Termination for Safety Concerns. Either Opthea or the Required Investors may terminate this Agreement upon written notice to the other Party if (a) the IDMC for a Product Clinical Trial recommends termination of such Product Clinical Trial for reasons pertaining to the health or safety of the Subjects or for futility or (b) all of the Parties mutually agree that a material health or safety concern with respect to the Subjects exists. In the event that Opthea or its successor terminates this Agreement pursuant to this Section 13.4.8, then Opthea will not be obligated to make any Success Payments to the Investors following the effective date of such termination, provided that if Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to each Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and be reduced by the amount of any Change of Control Payment previously paid by Opthea to such Investor. Notwithstanding the foregoing, if this Agreement terminates pursuant to this Section 13.4.8 and the reason for such termination (as set forth in the foregoing (a) or (b), as applicable): (i) arose as a result of gross negligence on the part of Opthea; or (ii) is due to (x) the applicable IDMC recommending termination of the applicable Product Clinical Trial or (y) Opthea and Investors mutually agreeing to terminate the applicable Product Clinical Trial, in either case ((x) or (y)), due to a Serious Safety Issue that was previously known, demonstrated or identified by Opthea as being material prior to or as of the Restatement Effective Date and the material data showing, demonstrating, or identifying such Serious Safety Issue were not included in the Data Room, disclosed in writing to Investors or otherwise publicly known prior to the Restatement Effective Date; then, in either case (i) or (ii), Opthea will pay each Investor within [***] following the date of termination, an amount equal to the Development Costs paid by such Investor as of the effective date of such termination multiplied by the MoIC reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.
13.4.9
Termination Because of Adverse Patent Impact. The Required Investors may terminate this Agreement if (a) Opthea is prevented, by final and non-appealable judgment of a court of competent jurisdiction, from further Developing or Commercializing the Product in the U.S. or (b) the future value of the Product is materially adversely affected, in the reasonable judgment of the Required Investors, due to (i) Third Party patents that were not publicly disclosed or known to the Required Investors as of the Original Effective Date that would be infringed by the manufacture, use, sale, offer for sale or import of the Product for the Indication in the U.S. or (ii) the invalidity or unenforceability of any claims of any composition-of-matter Patent within the

Product IP covering the Product in the Indication in the U.S. (in either case ((a) or (b)), an “Adverse Patent Impact”), upon written notice to Opthea if Opthea does not cure such Adverse Patent Impact within a period of [***] from the date of the Required Investors’ notice to Opthea of an Adverse Patent Impact. If the Required Investors terminates this Agreement pursuant to this Section 13.4.9 and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to each Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the amount of any Change of Control Payment previously paid by Opthea to such Investor.
13.4.10
Termination for JSC Decision. The Required Investors may terminate this Agreement in its entirety at any time Opthea exercises its decision-making authority under Section 5.5 to approve a matter set forth in Section 5.2.2 and, after escalation to the Escalation Designees in accordance with Section 5.5, the Required Investors continue in good faith to disagree with such decision. In the event that the Required Investors terminates this Agreement pursuant to this Section 13.4.10, then Opthea will pay to each Investor, within sixty (60) days of the date of termination, an amount equal to [***] of the Development Costs paid by such Investor as of the effective date of such termination reduced by the amount of any Change of Control Payment previously paid by Opthea to such Investor, and, if Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to each Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the amount previously paid to such Investor as set forth in this Section 13.4.10 (including, for the avoidance of doubt, the amount of any Change of Control Payment previously paid by Opthea to such Investor).
13.5
Termination for Invalidity and Priority of Security Interest. The Required Investors may terminate this Agreement if any provision related to the security interest granted or purported to be granted in the Collateral to the Collateral Agent and Investors hereunder or under the Australian General Security Deed shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or Opthea or any of its Affiliates shall challenge the enforceability of any such provision or assert in writing, or engage in any action or inaction based on any such assertion, that any such provision has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or the security interest granted or purported to be granted in the Collateral to the Collateral Agent and Investors hereunder or under the Australian General Security Deed shall cease to be a valid and perfected first priority security interest to the extent required by this Agreement (subject to Permitted Liens solely to the extent such Permitted Liens have priority by law or statute and such other limitations on perfection and priority as set forth herein), in each case, other than due to a failure by Investors or Collateral Agent to take action to perfect such security interest or due to the release terms hereof and, in each case, after Opthea has failed to cure such failure within [***] following notice thereof where such failure is curable. In the event that the Required Investors terminates this Agreement pursuant to this Section 13.5, then

Opthea will pay to each Investor, within [***] following the date of termination, an amount equal to the Development Costs paid by such Investor as of the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.
13.6
Release of Security Interest. Upon the earlier to occur of (i) any termination of this Agreement and payment by Opthea of all amounts specified in Section 13.4 as being payable upon or following such termination and (ii) the date upon which Investors have received, in the aggregate, equal [***] of the Development Costs paid by Investor hereunder (calculated on the date on which Investors have no further right or obligation under this Agreement to pay Development Costs) (such earlier date, the “Release Date”), Investors’ security interest in the Collateral shall be automatically released. Promptly following such date, Investors agrees to sign such further releases and other documents and take such further actions, at the sole cost and expense of Opthea, as may be necessary or desirable, in Opthea’s reasonable judgment and at Opthea’s request, to more fully give effect to such release. If an Investor does not promptly take such further actions to effect the release of the security interests, and such failure is not cured within [***] after notice of this failure from Opthea, then Opthea, in addition to any other rights or remedies it may seek, shall be entitled to suspend the payment of Success Payments to such Investor until the release has been effected. In connection with any Excluded Licensing Transaction and any other licensing of Intellectual Property permitted pursuant to this Agreement, each Investor shall enter into a customary non-disturbance agreement to the extent requested by Opthea, in each case reasonably satisfactory to such Investor and the counterparty thereto. Notwithstanding anything to the contrary herein, at any time after termination of this Agreement, Opthea shall have the right, but not the obligation, to prepay any remaining Success Payments or other payments in an amount sufficient to cause the release of the security interests under this Section 13.6. Notwithstanding anything to the contrary herein, upon any Permitted Disposition, the Liens granted hereunder in the property thereby disposed will be deemed to be automatically released with no further action on the part of any Person so long as Opthea has delivered a certificate from an officer of Opthea certifying that such disposition was a Permitted Disposition together with evidence reasonably satisfactory to Investors that such disposition was a Permitted Disposition.
13.7
Surviving Obligations.
13.7.1
Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason will not release any Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to any other Parties or which is attributable to a period prior to such expiration or termination.
13.7.2
Surviving Obligations. The following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Article 1, Article 8, Article 9, Article 11, Section 12.1, Section 12.2, Section 12.3, Article 13, and Article 14.

Article 14

MISCELLANEOUS
14.1
Relationship with Affiliates. Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.
14.2
Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) delivered either personally by hand or by reputable international courier service providing delivery service in [***] to the address set forth below, and, in each case, confirmed by email to the email addresses listed below, or (b) by e-mail (provided that, in respect of notices or other communications to [***], notices or other communications solely by email shall be sufficient only if (i) all email addresses listed in this Agreement for copy are copied, and (ii) a “failed delivery” message is not received by the sender from [***]’s primary email address listed in this Agreement), addressed to the relevant recipient in the manner provided below at the following addresses or such other address as may be designated by notice pursuant to this Section 14.2. Notices shall be deemed effective if given on a Business Day, or, with respect to notices or other communications to [***], if given on a [***] Business Day, in the manners prescribed in the immediately preceding sentence, by 3:30 pm in the place of receipt or on the following Business Day or [***] Business Day (as applicable) if completed after 3:30 pm in the place of receipt.
14.2.1
If to Opthea:

Opthea Limited

Suite 0403, Level 4, 650 Chapel Street

South Yarra 3141 Victoria Australia

Attn: [***]

Email: [***]

with a copy, which will not constitute notice, to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-5800

Attn: [***]

Email: [***]

14.2.2
If to Investor:

Ocelot SPV LP

c/o Abingworth LLP

38 Jermyn Street, London, SW1Y 6DN

Attn: [***]

Email: [***]

with another copy to:

[***]

Attn: [***]

Email: [***]

with a copy, which will not constitute notice, to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: [***]

Email: [***]

with another copy, which shall not constitute notice, to:

[***]

Attention: [***]

Email: [***]

with another copy, which shall not constitute notice, to:

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place

London, EC2Y 5AU

England

Attn: [***]

Email: [***]

14.3
Force Majeure. No Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any Force Majeure Event. The Party invoking this Section 14.3 must provide prompt written notice and full particulars of such event to the other Parties and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.
14.4
Use of Names. Except as required by Applicable Law, no Party will use any other Parties’ nor any of their Affiliates’ (including each Investors’ securityholders, the limited partners of each Investors’ Affiliates (and their respective Affiliates’), Representatives, partners, managers, directors, board members, members, officers, funds, employees or agents) names or trademarks in any press release, public announcement, promotional, publicity or marketing materials, advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement, public relations material, or disclosure in any document employed to obtain funds or financing, in each of the foregoing, whether distributed publicly or to any third party or parties in a non-public communication, without the prior written consent of the relevant Party (which, in the case of [***], may be withheld for any or no reason) except as otherwise expressly permitted in this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, (i) each Investor and its Affiliates may use the name, logos, and other insignia of Opthea in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of such Investor and its Affiliates, as applicable, without Opthea prior approval; and (ii) no Party shall disclose the identity of [***], [***], their respective Affiliates or any instrumentalities of [***] or their associates as an investor, or potential investor, in Opthea or any information provided by [***] or any of its Affiliates to Opthea, without [***]’s prior written consent (which may be withheld for any or no reason), except for (A) any information which enters the public domain without breach of any of its confidentiality obligations hereunder; (B) disclosures of any information to the extent required pursuant to applicable law, regulation or legal process (including, without limitation, U.S. federal securities laws and the rules of a securities exchange), in which case the Party required to make such disclosure shall, to the extent not prohibited by any applicable law or regulation, provide [***] with prompt written notice of that fact and, to the extent practicable, provide [***] with an opportunity to promptly comment on such disclosure and consider in good faith any comments promptly provided by [***] on such disclosure; (C) to third-party service providers of Opthea and its Subsidiaries on a “need to know” basis, including legal counsel, accountants, brokers and lenders; and (D) existing or prospective investors, lenders and/or acquirers of Opthea; provided, that, in the case of the foregoing clauses (C) and (D), such service providers, existing investors, prospective investors, lenders and/or acquirers are bound by a duty of confidentiality in relation to such information at least as restrictive as those set forth in this Agreement, and provided further that the disclosing party shall be liable for any breach of the terms of this clause by the recipient.
14.5
Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Opthea may not the prior written consent of assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of all Investors, and any such purported assignment, delegation or transfer without such consent will be void ab initio and of no effect, provided that Opthea may assign this Agreement to an Affiliate or to any Third Party that acquires all or substantially all of Opthea’s business, whether by merger, sale of assets or otherwise, as long as such assignee agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were Opthea under this Agreement. Opthea shall give notice to Investors of any assignment for which consent was not required by Investors promptly after the occurrence thereof, and Opthea shall remain liable to Investors for its obligations to Investors hereunder (and Investors shall be entitled to seek recovery for any breach or default of an obligation hereunder from Opthea or from such Affiliate assignee). [***].
14.6
Further Assurances. The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement, and any ancillary documents, including security documents. Notwithstanding any provision of the Transaction Agreements otherwise requiring [***] to provide any information or documents to any other Party or any third party, all Parties agree that [***] shall be entitled to withhold, edit, redact and/or otherwise limit disclosure of any such information or documents on the grounds of national security and/or financial or economic sensitivity, and [***] shall have no liability whatsoever and shall be free and harmless from any claims whatsoever for exercising its rights pursuant to this sentence.
14.7
Burdensome Condition. Notwithstanding any provision in any of the Transaction Agreements to the contrary, nothing shall require [***] or any of its Affiliates or direct or indirect equity holders (including any guarantors) or their respective Affiliates or any investment funds advised or managed by one or more Affiliates of [***] (or any related guarantor) or any direct or indirect portfolio companies thereof (excluding, for the avoidance of doubt, Opthea and its Subsidiaries) to (i) agree or commit to any imposition of any condition or restriction with respect to any such person or their respective businesses, product lines or assets or (ii) propose, negotiate, agree, accept, commit to or effect, by consent decree, hold-separate or administrative order or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of any such person, in case of each of (i) and (ii) necessary to secure any requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement (or in connection with any other transactions that Opthea may propose to undertake or complete at any time and from time to time as contemplated by or permitted under any of the Transaction Agreements) under any applicable law or regulation or to obtain the approval, authorization or exemption of any Governmental Authority (the matters described in clauses (i) and (ii) above are each a “Burdensome Condition”). [***]’s obligation to make any payments to Opthea pursuant to this Agreement is subject to the condition, unless waived in writing by [***], that neither [***] nor any of its Affiliates shall have been required to agree or commit to the imposition of any Burdensome Condition.
14.8
Fees and Expenses. Each Party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby. Following a breach or default hereunder by Opthea, Opthea shall reimburse Investors and Collateral Agent for their costs and expenses (including legal fees) incurred in collecting the Opthea Obligations, enforcing the Investor Security Interests, or in connection with any bankruptcy or insolvency proceeding commenced by or against Opthea. Following a breach hereunder by an Investor, such Investor shall reimburse Opthea for its costs and expenses (including legal fees) incurred in pursuing any action based on the breach, or in connection with any bankruptcy or insolvency proceeding commenced by or against such Investor.
14.9
Governing Law. The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of New York, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the U.S., in each instance without regard to conflict of laws principles.
14.10
Dispute Resolution. The Parties recognize that disputes as to certain matters relating to this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach or termination hereof (and including the scope or applicability of this Section 14.10 or the agreement to arbitrate to any such dispute, controversy or claim) (each a “Dispute”) will be resolved as follows:

14.10.1
Any of the Parties will have the right to refer such Dispute to the Escalation Designees (provided that if a Dispute affects or otherwise relates to any of the rights or benefits of [***] under this Agreement or otherwise relate to the receipt by [***] of the Success Payments pursuant to this Agreement, then, for the purposes of this Section 14.10, the Escalation Designees shall also include one (1) representative of [***]) for attempted resolution by good faith negotiations for a period of thirty (30) days. Any final decision mutually agreed to by the Escalation Designees (including, where applicable, the representative of [***]) in writing will be conclusive and binding on the Parties. With respect to any Dispute that remains unresolved after the expiration of thirty (30) days after a Dispute is referred to the Escalation Designees (including, where applicable, the representative of [***]), then such Dispute will be submitted to the ICDR for final and binding arbitration pursuant to the arbitration clause set forth in Section 14.10.2. Notwithstanding the foregoing, no matters relating to breach or alleged breach of the ownership of intellectual property or rights in intellectual property or the validity or enforceability thereof will be resolved by arbitration, but rather will be determined by a U.S. federal court of appropriate jurisdiction. Notwithstanding anything in this Agreement to the contrary, any Party will be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.
14.10.2
Arbitration Process.
14.10.2.1
Any Party will have the right to initiate arbitration at any time after the expiration of thirty (30) days after a Dispute is referred to the Escalation Designees (including, where applicable, the representative of [***]) by written notice to all other Parties. Any Party to this Agreement may intervene in any arbitration proceedings hereunder by providing written notice to all other Parties. Any disputes concerning the arbitrability of any Party’s claims or defenses brought in an arbitration pursuant to this Section will be finally settled by the arbitral tribunal.
14.10.2.2
The seat, or legal place, of arbitration will be New York City, New York and the language of the arbitration will be English. The arbitration will be administered by the ICDR pursuant to the ICDR International Dispute Resolution Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the ICDR include any successor thereto. The arbitration will be before a tribunal comprised of three (3) arbitrators. In the event that the notice of arbitration names only one claimant and on respondent, and no party has exercised its right to joinder or intervention in accordance with Section 14.10.2.1, the claimant and the respondent shall each select one arbitrator within fifteen (15) days of the answer to the notice of arbitration, and within fifteen (15) days of the second arbitrator’s appointment, the two (2) Party-appointed arbitrators will select the third, who will serve as the tribunal’s chair or president. In the event that more than two Parties are named in the notice for arbitration or at least one contracting Party exercises its right to joinder or intervention in accordance with Section 14.10.2.1, the claimant(s) shall jointly appoint one arbitrator and the respondent(s) shall jointly appoint the other arbitrator within fifteen (15) days of the answer to the notice of arbitration, and within fifteen

(15) days of the second arbitrator’s appointment, the two (2) Party-appointed arbitrators will select the third, who will serve as the tribunal’s chair or president. If any of the arbitrators are not selected within the time period prescribed above, then the ICDR shall appoint the arbitrator(s). All three (3) arbitrators will be professionals with substantial experience in development and Commercialization of biopharmaceutical products. An arbitrator will be deemed to meet these qualifications unless a Party objects within fifteen (15) days after the arbitrator is appointed; objections to an arbitrator’s qualifications will be made reasonably and in good faith, not for the purposes of delay or harassment. This arbitration provision, and the arbitration itself, will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. Seq.
14.10.2.3
Consistent with the expedited nature of arbitration, each relevant Party will, upon the written request of the other relevant Parties, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a relevant Party, the arbitrators will have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions will be limited to a maximum of five (5) per relevant Party and will be held within forty-five (45) days after the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition will be limited to a maximum of seven (7) hours’ duration on the record. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The relevant Parties will not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, will be determined by the arbitrators, which determination will be conclusive. All discovery will be completed within ninety (90) days following the appointment of the arbitrators. The relevant Parties shall bear their own costs and fees for the production of documents, witnesses for deposition, and any other discovery that may be ordered by the arbitral tribunal.
14.10.2.4
The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s (or Parties’) actual damages, except as may be required by statute. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The cost of the arbitration, including the fees of the arbitrators and reasonable attorney’s fees of the prevailing Party (or Parties), will be borne by the Party (or Parties) the arbitrator determines has not prevailed in the arbitration. The arbitral award shall be accompanied by a reasoned opinion.
14.10.2.5
If an arbitral award does not impose an injunction on the losing Party (or Parties) or contain a money damages award in excess of five million dollars USD ($5,000,000), then the arbitral award will be final and binding and will only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. § 1 et. Seq. Judgment on such an award may be entered in any court of competent jurisdiction and the relevant Parties undertake to carry out the award without delay. In the event that an arbitral award imposes an injunction or contains a monetary award in excess of five million dollars USD ($5,000,000), the Parties agree that such award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”) and should not be considered to be final and binding until after the time for filing the notice of appeal under the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the award, as defined by the Appellate Rules, by filing a notice of appeal within any AAA office. The arbitrators to sit on the appellate panel shall be selected according to the same process set forth under Section 14.10.2.2 above. Following the appeal process, the decision rendered by the appeal tribunal will be final and binding and judgment on that award may be entered in any court of competent jurisdiction and the relevant Parties undertake to carry out the award without delay.
14.10.2.6
Except as may be required by law, or to protect or pursue a legal right to enforce or challenge an award in legal proceedings, where needed for the preparation or presentation of a claim or defense in this arbitration, or by order of the arbitral tribunal upon application of a Party, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all the Parties.
14.11
Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NO PARTY WILL BE LIABLE TO THE OTHER PARTIES FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 14.11 WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 14.11 WILL NOT LIMIT (A) Opthea’S OBLIGATION TO PAY INVESTORS THE AMOUNTS SET FORTH IN ARTICLE 6 OR SECTION 13.3, OR (B) A PARTY’S LIABILITY RESULTING FROM SUCH PARTY’S (I) GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, (II) BREACH OF Article 9, OR (III) INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1.
14.12
No Pass-Through Liability. For the avoidance of doubt, [***] is solely liable for its obligations set forth in or arising under this Agreement, and no direct or indirect legal or beneficial owner of [***] shall have any liability in respect of this Agreement except as may be expressly so provided herein.

14.13
Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.
14.14
Relationship of the Parties; Independent Contractors. Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties, including for tax purposes. No Party is the agent, employee, joint venturer, partner, franchisee, or representative of any other Party. Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of any other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of any other Party or enter into any agreements on such other Party’s behalf.
14.15
Power of Attorney; Proxies. Each Party agrees it shall not, without the prior written consent of [***], use any power of attorney or proxy granted to it by [***] of this Agreement (if any) to (i) make any representations or warranties on behalf of [***] (other than those expressly contemplated to be made by [***] pursuant to the terms of this Agreement (if any)); (ii) impose any new or increase any existing obligations or liabilities on [***] (other than as expressly contemplated by the terms of this Agreement (if any)); or (iii) amend, modify, terminate or waive (on behalf of [***]) any provision in this Agreement. Each Party agrees that copies of any documents signed on [***]’s behalf pursuant to any power of attorney and/or proxy granted as aforesaid by [***] pursuant to this Agreement (if any) will be provided to [***] as soon as reasonably practicable following execution.
14.16
Arm’s Length Dealings. Neither Opthea nor any of the Investors nor any of their Affiliates will, for the Term of this Agreement, enter into any agreement on non-arm’s length terms that adversely affects the rights or benefits of any Investors under this Agreement or otherwise detrimental to the receipt by Investors of the Success Payments pursuant to this Agreement; provided that the foregoing will not prohibit reasonable and customary director, officer and employee compensation arrangements and other customary benefits including retirement, health, stock option and other benefit plans and indemnifications or reimbursement arrangements.
14.17
No Third Party Beneficiaries. This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.
14.18
Rights Reserved. No license or any other right is granted to any Party, by implication or otherwise, except as specifically set forth in this Agreement. All rights not exclusively granted to Investors or Collateral Agent are reserved to Opthea and its Affiliates. Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by Opthea or its Affiliates will be assigned or licensed to Investors in connection with this Agreement.
14.19
Amendments; No Waiver. No amendment, supplement, or modification of this Agreement will be binding unless it is in writing and signed by Opthea, Collateral Agent and all of the Investors. No delay or failure on the part of a Party in the exercise of any right under this

Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof. All waivers must be in writing and signed by each Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair (i) the rights of the Party granting such waiver in any other respect or at any other time or (ii) the rights of any other Party (that is not a Party to such waiver). Notwithstanding the foregoing or anything in this Agreement, no amendment or modification and no waiver, discharge or termination shall (A) forgive the amount or extend the final scheduled date of any payment to be made to any Investor hereunder or increase the amount or extend the expiration date of any Investor’s Commitment without the written consent of each Investor directly affected thereby; (B) eliminate or reduce the voting rights of any Investor under this Section 14.19, without the written consent of such Investor; (C) reduce any percentage specified in the definition of Required Investors, consent to the assignment or transfer by Opthea of any of its rights and obligations under this Agreement, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations unless otherwise permitted under this Agreement, in each case without the written consent of all Investors; or (D) change the pro rata sharing of payments without the consent of each Investor. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Investors and shall be binding upon Opthea, the Investors and all future successors and permitted assigns.
14.20
Severability. If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law. The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.
14.21
Entire Agreement. This Agreement, including all Exhibits hereto and the Transaction Agreements, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.
14.22
Covenant Not to Sue. Opthea shall not, and shall cause its Affiliates to not, commence or pursue, or aid any other Person in commencing or pursuing, any action or claim against any Affiliate of an Investor or any Investor LP or any Affiliate of any Investor LP with respect to the transactions contemplated by this Agreement.
14.23
Counterparts. This Agreement will be executed in three (3) counterparts, one (1) for each Party, which, taken together, will constitute one and the same agreement. This Agreement will not be binding on the Parties or otherwise effective unless and until executed by all Parties.
14.24
Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will not be construed in favor of or against any Party by reason of the authorship of any provisions hereof.

14.25
Australian PPS provisions – exclusions. Where an Investor has a security interest (as defined in the Australian PPSA) under a Transaction Agreement, to the extent the law permits:
a)
for the purposes of sections 115(1) and 115(7) of the Australian PPSA:
a.
such Investor need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
b.
sections 142 and 143 of the Australian PPSA are excluded;
b)
for the purposes of section 115(7) of the Australian PPSA, such Investor need not comply with sections 132 and 137(3);
c)
each Party waives its right to receive from such Investor any notice required under the Australian PPSA (including a notice of a verification statement);
d)
if such Investor exercises a right, power or remedy in connection with a security interest, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless such Investor states otherwise at the time of exercise. However, this section does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and
e)
if the Australian PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the Australian PPSA, such Investor may notify Opthea that any of these provisions is excluded, or that such Investor need not comply with any of these provisions.

This Section 14.25 does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other section in any Transaction Agreement.

14.26
Australian PPS provisions – further assurances. Whenever an Investor requests Opthea to do anything:
a)
to ensure any Transaction Agreement (or any security interest (as defined in the Australian PPSA) or other Lien under any Transaction Agreement) is fully effective, enforceable and perfected with the contemplated priority;
b)
for more satisfactorily assuring or securing to such Investor the property the subject of any such security interest or other Lien in a manner consistent with the Transaction Agreement; or
c)
for aiding the exercise of any power in any Transaction Agreement,

Opthea shall do it promptly at its own cost (or procure that it is done). This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Lien.

14.27
Defaulting Investors.
14.27.1
[***].
14.27.2
[***]
14.28
Collateral Agent.
14.28.1
Each Investor irrevocably appoints Ocelot SPV LP as Collateral Agent of such Investor under this Agreement and the other Transaction Agreements and authorizes Collateral Agent to take such action on such Investor’s behalf and to exercise such powers hereunder as are specifically delegated to Collateral Agent by the terms hereof and the other Transaction Agreements, together with such powers as are reasonably incidental thereto. Collateral Agent shall have only those duties which are specified in this Agreement and any other Transaction Agreement and it may perform such duties by or through its agents, representatives or employees. Collateral Agent shall have no duties, except those expressly set forth in this Agreement and the other Transaction Agreements, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Agreements or otherwise exist against Collateral Agent. Ocelot SPV LP agrees that it is acting in its capacity as Collateral Agent, for the benefit of the Investors (and not in its capacity as an Investor), under each of the Australian General Security Deed, the Deposit Account Control Agreement, the Guaranty and the Intellectual Property Security Agreement.
14.28.2
Neither Collateral Agent nor its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any waiver, consent or approval given or any action taken or omitted to be given or taken by Collateral Agent or by such Person under or in connection with this Agreement or the other the Transaction Agreements or (ii) responsible for the consequences of any oversight or error in judgment by Collateral Agent or such Person whatsoever, except, in the case of clauses (i) and (ii), for Collateral Agent’s or such Person’s own gross negligence or willful misconduct. Collateral Agent shall not be responsible for (v) the execution, validity, enforceability, effectiveness or genuineness of this Agreement or the other Transaction Agreements, (w) the collectability of any amounts owing under this Agreement or the other Transaction Agreements, (x) the value, sufficiency, enforceability or collectability of any collateral security therefor, (y) the failure by Opthea to perform the Opthea Obligations or (z) the truth, accuracy and completeness of the recitals, statements, representations or warranties made by Opthea or any officer or agent thereof contained in this Agreement, the other Transaction Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent or any Investor in connection with, this Agreement or the other Transaction Agreements, whether delivered by Collateral Agent to any Investor or by or on behalf of Opthea to any Investor. For the avoidance of doubt, this exception from liability applies only to the Collateral Agent, in its capacity as Collateral Agent, and does not apply to Ocelot in its capacity as Investor.

14.28.3
The Collateral Agent confirms that it holds all rights to the Australian General Security Deed also as security trustee for the benefit of itself as Collateral Agent and the Investors. These rights are in addition to any rights or powers held by the Collateral Agent in any other capacity. All protections, indemnities and other rights granted in favour of the Collateral Agent, whether at law or under any Transaction Agreement, in respect of its role as security trustee also apply to the Collateral Agent in its capacity as security trustee.

14.29
Reliance by Collateral Agent.
14.29.1
Collateral Agent may rely, and shall be fully protected in relying, acting, or refraining to act, upon any resolution, statement, certificate, instrument, opinion, report, notice request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles or electronic mail, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct in its capacity as Collateral Agent, Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Collateral Agent and substantially conforming to the requirements of this Agreement or any of the other Transaction Agreements.
14.29.2
Collateral Agent shall be entitled to fail or refuse, and shall be fully protected in failing or refusing, to take any action under this Agreement or the other Transaction Agreements, solely in its capacity as Collateral Agent, unless (A) it first shall receive such advice or concurrence of Required Investors, as it deems appropriate, or (B) it first shall be indemnified to its satisfaction by Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In all cases Collateral Agent shall be fully protected in acting, or in refraining from acting, under this Agreement or the Transaction Agreements in accordance with a request of Required Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all Investors. Without prejudice to the generality of anything in this Section 14.29.2, no Investor shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under this Agreement or under any of the other Transaction Agreements in accordance with the instructions of Required Investors.
14.29.3
Collateral Agent may execute any of the powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact. Collateral Agent may utilize the services of such agents and attorneys-in-fact as Collateral Agent in its sole discretion reasonably determines, and all fees and expenses of such agents and attorneys-in-fact shall be paid by Opthea on demand. Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

14.29.4
Unless the officers of Collateral Agent acting in their capacity as officers of Collateral Agent on Opthea’s account with respect to the transactions hereunder have actual knowledge thereof or have been notified in writing thereof by Investors, Collateral Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default. Collateral Agent shall take such action with respect to such Event of Default as shall be directed by Required Investors; provided, that unless and until Collateral Agent shall have received such directions, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it deems advisable in the best interests of the Investors.
14.29.5
Opthea agrees (i) to indemnify and hold Collateral Agent (and any Person acting on behalf of Collateral Agent) harmless from and against and (ii) promptly upon receipt by Opthea of Collateral Agent’s statement, to reimburse Collateral Agent for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and disbursements of counsel and other advisors actually incurred) or disbursements of any kind of nature whatsoever with respect to Collateral Agent’s performance of its duties under this Agreement and the other Transaction Agreements; provided, that Opthea shall not be liable for the payment to Collateral Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Collateral Agent’s willful misconduct, and nothing in the foregoing is intended to limit the obligation of Opthea to reimburse Collateral Agent for any amounts incurred by Collateral Agent; provided further that Opthea shall not be responsible for reimbursement of any attorneys’ and advisors’ fees, expenses and costs incurred by the Collateral Agent in connection with the negotiation, documentation and closing of this Agreement and the other Transaction Agreements in excess of $25,000. In the event that Opthea does not have sufficient funds to pay any amount required under this Section 14.29.5 or with respect to any excess amount Opthea is not responsible for reimbursement, each Investor severally, but not jointly, agrees to perform the actions set forth in (i) and (ii) above, according to such Investor’s Pro Rata Share, to the extent Collateral Agent shall not have already have been reimbursed by Opthea; provided, that no Investor shall be liable for the payment to Collateral Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Collateral Agent’s gross negligence or willful misconduct. Collateral Agent’s right to indemnification shall survive termination of this Agreement.

14.29.6
Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to the Investors and Opthea. Upon any such resignation, the Required Investors shall have the right to appoint a successor Collateral Agent (provided that such successor Collateral Agent is not an Affiliate or related party of the Required Investors, which, for the avoidance of doubt, include Launch for so long as Ocelot SPV LP forms part of the Required Investors). If no successor Collateral Agent shall have been so appointed by the Required Investors and accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Investors, appoint a successor Collateral Agent, and which successor Collateral Agent, if no Event of Default shall have occurred and be continuing, shall be reasonably satisfactory to Opthea. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
14.30
Amendment and Restatement; Termination of Letter Agreements.
14.30.1
Each Party agrees that, upon the execution and delivery of this Agreement by each of the parties hereto, the terms and provisions of the Existing Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Opthea Obligations under the Existing Agreement and the other Transaction Agreements as in effect prior to the date hereof. All payments made, and “Opthea Obligations” incurred under (and defined in) the Existing Agreement which are outstanding on the Restatement Effective Date, shall constitute payments made and Opthea Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Transaction Agreements. The Commitment of each Investor that is a party to the Existing Agreement shall, on the date hereof, automatically be deemed amended and the only Commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Transaction Agreements” (as defined in the Existing Agreement) to the “Funding Agreement” and the “Transaction Agreements” shall be deemed to refer to this Agreement and the Transaction Agreements, and (b) all obligations constituting “Opthea Obligations” under the Existing Agreement with any Investor or any Affiliate of any Investor which are outstanding on the date hereof shall continue as Opthea Obligations under this Agreement and the other Transaction Agreements.
14.30.2
Opthea and Ocelot SPV LP hereby acknowledge and agree that any letter agreements or other agreements amending or modifying the Existing Agreement (including the Letter Agreement dated June 5, 2023 between Opthea and Ocelot SPV LP) are hereby terminated in its entirety as of the Restatement Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Restatement Effective Date.

Executed by OPTHEA LIMITED ACN 006 340 567 acting by the following persons or, if the seal is affixed, witnessed by the following persons in accordance with s127 of the Corporations Act 2001:
./s/ Megan Baldwin . . . . . . . . . . . . . . . . . . . . Signature of director	./s/ Karen Adams. . . . . . . . . . . . . . . . . . . . . Signature of director/company secretary
Megan Baldwin . . . . . . . . . . . . . . . . . . . . . . . Name of director (print)	Karen Adams. . . . . . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Signature Page To The Development Funding Agreement Between Opthea Limited, Ocelot SPV LP. as Collateral Agent, and the Investors from Time to Time Party Hereto

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Restatement Effective Date.

OCELOT SPV LP, a Delaware limited partnership By: OCELOT GP LLC, a Delaware limited liability company Its: General Partner
By: /s/ Neil Cooper_______________ Name: Neil Cooper Title: Managing Director

Signature Page To The Development Funding Agreement Between Opthea Limited, Ocelot SPV LP. as Collateral Agent, and the Investors from Time to Time Party Hereto

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Restatement Effective Date.

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By: /s/ [***]____________________ Name: [***] Title: [***]

Signature Page To The Development Funding Agreement Between Opthea Limited, Ocelot SPV LP. as Collateral Agent, and the Investors from Time to Time Party Hereto

EXHIBIT LIST

Exhibit A	Form of DACA

Exhibit B	Development Plan

Exhibit C	Escalation Designees

Exhibit D	Form of Intellectual Property Security Agreement

Exhibit E	The Product

Exhibit F-1	OPT-302-1004 (ShORe) Timeline

Exhibit F-2	OPT-302-1005 (COAST) Timeline

Exhibit G	Approved Contract Research Organizations (CROs)

Exhibit H	Approved Vendors

Exhibit I-1	OPT-302-1004 (ShORe) Phase 3 Trial Endpoints

Exhibit I-2	OPT-302-1005 (COAST) Phase 3 Trial Endpoints

Exhibit J-1	ShORe Statistical Analysis Plan

Exhibit J-2	COAST Statistical Analysis Plan

Exhibit K	Confidential Information

Exhibit L	Form of Note

Exhibit M	Australian General Security Deed

Exhibit N	Form of Guaranty

Schedule 1.1.150	Permitted Indebtedness

Schedule 1.1.151	Permitted Liens

Schedule 1.1.163	Prohibited Investments

Schedule 2.2.1(a)	ShORe Protocol

Schedule 2.2.1(b)	COAST Protocol

Schedule 6.7.1	Variable Success Payments

Schedule 7.3.2.2	Restrictive Agreements

Schedule 12.2.3	Manufacturing Agreements

Schedule 12.2.11.3	Product Options, Licenses or Agreements

Schedule 12.2.11.4	Product IP

Schedule 12.2.11.8(a)	In-Licenses

Schedule 12.2.11.8(b)	In-Licenses

Schedule 12.2.16	Broker’s Fees

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